UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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The Timken Company

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John M. Timken, Jr.
Chairman – Board of Directors
The Timken Company 4500 Mt. Pleasant Street NW North Canton, OH 44720

March 17, 2020

Dear Fellow Timken Shareholder:

Your Board of Directors is pleased to invite you to the 2020 Annual Meeting of Shareholders of The Timken Company to be held on Friday, May 8, 2020, at 10:00 a.m. local time at the corporate offices of the company in North Canton, Ohio.

This year, you are being asked to act upon four matters. Three of these matters (Proposals Nos. 1-3) have been unanimously recommended by your Board of Directors, while one of these matters (Proposal No. 4) is a shareholder proposal that is not supported by your Board of Directors. Details of these matters, along with the recommendations of your Board of Directors, are contained in the accompanying Notice of 2020 Annual Meeting of Shareholders and Proxy Statement.

Please read the enclosed information carefully before voting your shares. Voting your shares as soon as possible will ensure your representation at the meeting, whether or not you plan to attend.

I want to thank you for your support of our business over the years and I look forward to strong participation and a similar vote of support at the 2020 Annual Meeting of Shareholders.

Sincerely,

John M. Timken, Jr.
Chairman – Board of Directors

Engineered Bearings | Mechanical Power Transmission Products | Industrial Services

THE TIMKEN COMPANY

North Canton, Ohio

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

The 2020 Annual Meeting of Shareholders of The Timken Company will be held on Friday, May 8, 2020, at 10:00 a.m. local time, at 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720, for the following purposes:

1. Election of 11 Directors to serve for a term of one year;

2. Approval, on an advisory basis, of our named executive officer compensation;

3. Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2020;

4.  Consideration of a shareholder proposal asking our Board of Directors to take the steps necessary to give holders in the aggregate of 10% of our outstanding common shares the power to call a special meeting of shareholders, if properly presented; and

5. Consideration of such other business as may properly come before the meeting.

Shareholders of record of common shares of The Timken Company at the close of business on February 21, 2020 are the shareholders entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE 2020 ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR VOTE YOUR SHARES ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PROVIDED ON THE ENCLOSED PROXY CARD.

Effect of Not Casting Your Vote. Under New York Stock Exchange rules, if you hold your shares in “street name” through a brokerage account, your broker will NOT be able to vote your shares for you on most of the matters being considered at the 2020 Annual Meeting of Shareholders, including the election of Directors, unless you have given instructions to your broker prior to the meeting.

Thank you for your continued support of The Timken Company.

Hansal N. Patel

Vice President, General Counsel & Secretary

March 17, 2020

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Shareholders to be held on May 8, 2020: This Proxy Statement and our 2019 Annual Report to Shareholders are available on the Investors section of our website https://investors.timken.com/. For directions to the 2020 Annual Meeting of Shareholders, you may call 234-262-3000.

Notice of 2020 Annual Meeting of Shareholders and Proxy Statement

Chairman’s Letter

Notice of Annual Meeting

1	Proxy Summary

10	Proxy Statement

10	Proposal No. 1: Election of Directors

11	Nominees

16	Independence Determinations

17	Related Party Transactions Approval Policy

17	Board and Committee Meetings

17	Board Leadership Structure

18	Director Compensation

20	Board Committees

20	Audit Committee

20	Compensation Committee

22	Nominating and Corporate Governance Committee

24	Risk Oversight

24	Shareholder Communications

25	Beneficial Ownership of Common Shares

28	Proposal No. 2: Shareholder Advisory Vote to Approve Our Named Executive Officer Compensation

29	Compensation Discussion and Analysis

53	Executive Compensation

66	CEO Pay Ratio

67	Proposal No. 3: Ratification of Appointment of Independent Auditor

68	Auditor

68	Audit Committee Report

69	Proposal No. 4: Shareholder Proposal – Make Shareholder Right to Call Special Meeting More Accessible

72	Other Information
72	Admission to the Annual Meeting

72	Proxy Solicitation

73	How Proxies Will be Voted

73	Voting at the Meeting

73	Delinquent Section 16(a) Reports

73	Submission of Shareholder Proposals

74	General

A-1	Appendix A

PROXY SUMMARY

This summary highlights certain information contained in the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting.

 2020 Annual Meeting of Shareholders

Date and Time:	Friday, May 8, 2020, at 10:00 a.m. local time

Location:	The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720

Record Date:	February 21, 2020

Mail Date:	The approximate date our Proxy Statement and proxy card will be first sent or given to our shareholders is March 17, 2020.

 Voting Matters and Board Voting Recommendations

	Proposal	Board Recommends	Page Reference
1.	Election of 11 Directors to serve for a term of one year.	FOR	10
2.	Approval, on an advisory basis, of our named executive officer compensation.	FOR	28
3.	Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2020.	FOR	67

4.	A shareholder proposal asking our Board to take the steps necessary to give holders in the aggregate of 10% of our outstanding common shares the power to call a special meeting of shareholders, if properly presented.	AGAINST	69

How to Vote Prior to the Meeting	Vote your shares at www.cesvote.com Have your proxy card available when you access the website and follow the simple instructions to record your vote.

Call toll-free number 1-888-693-8683

Have your proxy card available when you call the toll-free number using a touch-tone phone, and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230.

 Director Nominees

See Proposal No. 1 on page 10 of the Proxy Statement for more details on the 11 nominees for Director. The following information describes relevant information about each nominee as of March 1, 2020.

				Committee Memberships

Name and Title	Age	Director since	Independent	Audit	Compensation	Nominating & Corporate Governance	Other Public Boards

Maria A. Crowe Retired President of Manufacturing Operations, Eli Lilly and Company	60	2014	✓	✓		✓ Chair	–

Elizabeth A. Harrell Retired Major General, U.S. Air Force	66	2017	✓		✓	✓	–

Richard G. Kyle President and Chief Executive Officer, The Timken Company	54	2013					1

John A. Luke, Jr. Chairman, WestRock Company	71	1999	✓		✓	✓	1

Christopher L. Mapes Chairman, President and Chief Executive Officer, Lincoln Electric Holdings, Inc.	58	2014	✓	✓	✓		1

James F. Palmer Retired Corporate Vice President and Chief Financial Officer, Northrop Grumman Corporation	70	2015	✓	✓ Chair	✓		–

Ajita G. Rajendra Executive Chairman, A. O. Smith Corporation	68	2014	✓	✓	✓ Chair		2

Frank C. Sullivan Chairman and Chief Executive Officer, RPM International Inc.	59	2003	✓	✓		✓	1

John M. Timken, Jr. Chairman, Board of Directors, The Timken Company	68	1986	✓ Independent Chairman				–

Ward J. Timken, Jr. Chief Executive Officer, McKinley Strategies, LLC	52	2002					–

Jacqueline F. Woods Retired President, AT&T Ohio	72	2000	✓		✓	✓	1

Average Age / Median Tenure	63	7 years

Board Composition Overview

  REPRESENTATIVE SKILLS AND ATTRIBUTES OF THE BOARD

LEADERSHIP AND GOVERNANCE

Senior leadership experience at a large organization, including current or former service as a public company CEO or military general, or other public company board service leading to valuable insight on corporate governance matters

✓

MANUFACTURING/ENVIRONMENTAL MANAGEMENT Expertise in manufacturing operations and logistics and environmental management to drive operating performance through sustainable means	✓

GLOBAL BUSINESS Service in a leadership role with multinational companies or in global markets, leading to a deep knowledge of global industry dynamics and international supply chain management	✓

STRATEGY/M&A Responsibility for driving growth through innovative strategic initiatives and through acquisitions and other business combinations	✓

FINANCIAL Experience in the finance function of an enterprise, resulting in a complex understanding of financial management, financial reporting, and capital allocation processes	✓

RISK MANAGEMENT Experience with risk management and compliance oversight relevant to the exercise of fiduciary responsibilities	✓

MARKETING AND SALES Expertise in marketing, sales, and customer service at a scale relevant to the Company’s global business	✓

GOVERNMENTAL AND REGULATORY AFFAIRS Insight into managing governmental and regulatory affairs relevant to the Company’s business operations	✓

TALENT MANAGEMENT AND COMPENSATION Expertise in talent management, public company compensation structures, and executive succession planning	✓

Corporate Governance Highlights

The Timken Company is committed to strong corporate governance as evidenced by the following practices. See page 23 of the Proxy Statement for more details.

Board Independence	✓	9 of 11 Director nominees are independent
	✓	Independent Chair of the Board
Director Elections	✓	Commitment to Board refreshment and diversity – 5 new independent Directors added since 2014
	✓	All standing committee members are independent
	✓	Declassified Board with annual Board elections
✓

Directors are elected by a majority of votes cast and our Majority Voting Policy requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board

Board Practices	✓	Stock ownership requirements for nonemployee Directors (5x cash retainer)
	✓	At each Board meeting, the independent Directors have the opportunity to conduct executive sessions
	✓	Annual Board, committee and Director evaluations
	✓	Over-boarding policy limits the number of public company boards a Director can serve on
Shareholder Rights	✓	Shareholder proxy access with 3/3/20/20 parameters
	✓	Special meetings may be called by shareholders holding 25% of the Company’s common shares
Other Best Practices	✓	Annual advisory vote on our named executive officer compensation
	✓	Code of Conduct for Directors, officers and employees

Corporate Social Responsibility

At The Timken Company, we conduct our business with ethics and integrity while embracing a strong spirit of social responsibility. Last year, we released our first corporate social responsibility report. The report detailed our investments in our associates and communities and our commitment to engaging in practices to protect the environment during 2018. For more information regarding our corporate social responsibility program, please see page 24 of the Proxy Statement or our corporate social responsibility report covering 2018 available on our website at https://www.timken.com/about/corporate-social-responsibility/.

2019 Performance Highlights

2019 was a second consecutive record-setting year for Timken, with strong operating and financial performance both year-over-year and as compared against industrial peers. We profitably grew the Company in 2019, increasing revenue approximately 6% to $3.79 billion, net income approximately 20% to $362.1 million and adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”) by approximately 12% to $726.31 million. We achieved record earnings per diluted share (“EPS”) of $4.71 and record adjusted EPS of $4.601, up approximately 22% and 10%, respectively, from the prior year. We generated adjusted return on invested capital (“ROIC”) of 11.9%1 in 2019. In addition, we generated strong net cash from operations of approximately $550.1 million and free cash flow of $409.51 million. This strong cash generation allowed us to continue to return cash to investors and deploy capital to grow the business, while staying within our targeted net debt range.

We have continued to create significant shareholder value by delivering total shareholder return (“TSR”) of 15.1%, 8.5% and 15.3% over the past three-, five- and ten-year periods, respectively. Our three-year TSR outpaced both the median of our 2019 compensation peers and the S&P 500 Industrials,

1 See Appendix A for reconciliations of adjusted EBITDA, adjusted EPS, adjusted ROIC, and free cash flow to their most directly comparable GAAP financial measures. Adjusted ROIC is calculated as adjusted net operating profit after taxes divided by average invested capital. Free cash flow is defined as net cash from operations minus capital expenditures. These performance metrics used for external reporting may not correlate exactly to their corresponding compensation adjusted metrics due to slightly different adjustments (see pages 43, 45, 46 and 47 for more details on how the compensation adjusted metrics are calculated).

and our five-year TSR outpaced the median of our 2019 compensation peers, in each case over the same respective timeframes. Our ten-year TSR, which reflects the alignment of our strategy with long-term shareholder value creation, exceeded that of both the median of our 2019 compensation peers and the S&P 500 Industrials over the same timeframe. The S&P 500 Industrials comprises those companies included in the S&P 500 index that are classified as members of the Global Industry Classification Standard (“GICS”) industrials sector.

We achieved these results through the disciplined execution of our strategy, which is focused on driving organic growth in our core business by leading in product technology, innovation and service; improving our business performance and expanding margins through operational excellence initiatives; and deploying capital to drive strong returns for our investors.

In 2019, we put our strong cash generation to work in a balanced manner to create value for our shareholders. We allocated almost 4% of our sales to capital expenditures, focusing on growth and continuous improvement initiatives. We also paid out our 390th consecutive quarterly dividend, continuing one of the longest continuous dividend streaks on the New York Stock Exchange (the “NYSE”) and making 2019 the sixth consecutive year of annual dividend increases. In addition, we repurchased over 1.4 million shares, or approximately 2% of our outstanding shares, during the year. Lastly, we also strengthened our position in bearings-adjacent power transmission products by allocating approximately $226.5 million towards two strategic acquisitions that significantly expanded both our power transmission portfolio and geographic reach (Diamond Chain - a leading supplier of high-performance roller chains for industrial markets - and BEKA Lubrication - a leading global supplier of industrial automatic lubrication systems). Both acquisitions offer ample synergy opportunities and build on our existing chain and lubrication platforms.

2019 also marked the release of our first corporate social responsibility report, which detailed our investments in our associates and communities and our commitment to engaging in practices to protect the environment during 2018.

See page 30 of the Proxy Statement for more details on the Company’s 2019 performance.

Return to Shareholders

*TSR for the Company was calculated on an annualized basis and assumes quarterly reinvestment of dividends. The 10-year period takes into account the value of TimkenSteel Corporation (“TimkenSteel”) common shares distributed in the spinoff of TimkenSteel from the Company, which was completed on June 30, 2014 (the “Spinoff”).

**See page 37 of the Proxy Statement for the companies that are included in the compensation peer group for 2019.

***The S&P 500 Industrials comprises those companies included in the S&P 500 index that are classified as members of the GICS industrials sector.

2019 Executive Compensation Practices

We design our executive compensation plans and program to help us attract, motivate, reward and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. See page 29 of the Proxy Statement for more details.

Objectives

Our executive compensation program is designed to:

🌑    Align the interests of our executives and shareholders

🌑    Reward sustained, strong business results

🌑    Incentivize profitable growth

🌑    Attract, retain and motivate the best talent

Philosophy

Our executive compensation philosophy is built on the following principles:

🌑    Recognizing that people are our most important resource

🌑    Rewarding results linked to both short- and long-term performance (pay-for-performance)

🌑    Positioning our pay to be competitive in the marketplace

🌑    Focusing on increasing shareholder value

What We Do	What We Do Not Do

✓ Stock ownership requirements for executives (5x base salary for CEO and 2x-3x for the other named executive officers)	✗ We do not allow hedging or pledging of our shares

✓ “Clawback” policy permits clawback of executive compensation if an executive engages in conduct that is detrimental to the Company	✗ We do not provide excise tax gross-ups on perquisites or in named executive officer severance agreements

✓ Shareholder-approved short-term and long-term incentive plans	✗ We do not re-price stock options and do not issue discounted stock options

✓ Use of targeted performance metrics to align pay with performance	✗ We do not have single-trigger vesting

✓ Different metrics are used for short-term and long-term incentive plans	✗ We do not have employment agreements for our named executive officers

✓ We only provide very limited perquisites

Pay-for-Performance

Our compensation program is designed to link pay and performance, which we believe has been demonstrated by the strong level of shareholder support we have received for our named executive officer compensation program over the last few years. A significant portion of the compensation of our named executive officers is equity based, which we believe aligns our executives’ interests with the interests of our shareholders.

Shareholder Support of Named Executive Officer Compensation
2019	97%
2018	97%
2017	97%

The Company’s incentive compensation program for executives is designed to link compensation with key financial and operational goals, some of which are short-term, while others take several years or more to achieve. The Company uses a balance of short-term and long-term incentives, as well as cash and non-cash compensation, to meet these objectives:

2019 CEO Target Pay Mix	2019 Other NEOs Target Pay Mix (Average)

Our incentive compensation program payouts for performance periods ending in 2019 were aligned with performance:

🌑	There was a 123.9% payout under the annual cash incentive plan, which reflected strong performance for 2019; and
🌑

There was a 191.4% payout for 2017-2019 performance-based restricted stock units, which reflected record three-year cumulative adjusted EPS over the cycle, including record adjusted EPS results in both 2018 and 2019, and improved adjusted ROIC performance from the 2016-2018 cycle.

2019 Annual Cash Incentive Plan Payout	2017-2019 Performance-Based RSU Cycle

See pages 41 to 47 of the Proxy Statement for more details on the 2019 annual cash incentive plan and the 2017-2019 performance-based restricted stock units.

THE TIMKEN COMPANY

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (also referred to as the “Board”) of The Timken Company, an Ohio corporation (the “Company,” “Timken,” “we,” or “us”), in connection with the 2020 Annual Meeting of Shareholders to be held on Friday, May 8, 2020, at 10:00 a.m. local time at 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the foregoing Notice. The approximate date this Proxy Statement and proxy card will be first sent or given to our shareholders is March 17, 2020.

The Board of Directors is not aware of matters other than those specified in the foregoing Notice that will be brought before the meeting for action. However, if any such matters should be properly brought before the meeting, the persons appointed as proxies may vote or act upon such matters according to their judgment.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

We currently have 11 Directors. Pursuant to our Amended Regulations, all nominees for Director will stand for election for a one-year term to expire at the 2020 Annual Meeting of Shareholders. Candidates for Director receiving the greatest number of votes will be elected. Abstentions and “broker non-votes” (where a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter) will not be counted in the election of Directors and will not have any effect on the result of the vote.

Pursuant to the Majority Voting Policy of the Board of Directors, any Director who fails to receive a majority of the votes cast in his or her election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Board of Directors and the Nominating and Corporate Governance Committee will then consider the resignation in light of any factors they consider appropriate, including the Director’s qualifications and service record, as well as any reasons given by shareholders as to why they withheld votes from the Director. The Board of Directors is required to determine whether to accept or reject the tendered resignation within 90 days following the election and to disclose on a Current Report on Form 8-K its decision, as well as the reasons for rejecting any tendered resignation, if applicable.

At its meeting on February 7, 2020, the Board also approved a resolution, based on the recommendation of the Nominating and Corporate Governance Committee, nominating the 11 individuals set forth below to be elected Directors at the 2020 Annual Meeting of Shareholders to serve for a term of one year expiring at the 2021 Annual Meeting of Shareholders (or until their respective successors are elected and qualified). Each of the nominees previously was elected as a Director by our shareholders. Each of the nominees listed below has consented to serve as a Director if elected.

If any nominee becomes unable, for any reason, to serve as a Director, or should a vacancy occur before the election (which events are not anticipated), the Directors then in office may substitute another person as a nominee or may reduce the number of nominees as they deem advisable. Unless otherwise indicated on any proxy card, the persons named as proxies on the enclosed proxy card intend to vote the shares covered by such proxy card in favor of the nominees below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES BELOW.

Nominees

The following information, obtained in part from the respective nominee and in part from our records, describes the background and select experience of each nominee as of March 1, 2020:

Maria A. Crowe Age: 60 Director since 2014

Business Experience

Ms. Crowe served as President of Manufacturing Operations for Eli Lilly and Company, a global manufacturer of pharmaceutical products, a position she held from 2012 until her retirement in December 2017. Ms. Crowe joined Eli Lilly and Company in 1982, and previously served as its Senior Vice President of Global Drug Products from 2009 to 2012.

Qualifications

Ms. Crowe provides the Board with extensive experience in manufacturing, sourcing and procurement for a global manufacturing company. Ms. Crowe also brings valuable experience on production capacity expansion and innovation efforts.

Ms. Crowe chairs our Nominating and Corporate Governance Committee and is a member of our Audit Committee.

Elizabeth A. Harrell Age: 66 Director since 2017

Business Experience

Ms. Harrell retired as a Major General in October 2006, serving more than 30 years with the U.S. Air Force. During her military career, she held a wide range of positions in the United States, Germany and South Korea, specializing in aircraft fleet maintenance and sustainment. After her retirement from the U.S. Air Force, Ms. Harrell was a consultant with The Spectrum Group until 2009 and a consultant to Northrop Grumman Corporation, a global security company and a provider of products, systems and solutions in the fields of aerospace, electronics, information systems, and technical services, until 2012.

Qualifications

Ms. Harrell’s extensive knowledge of aerospace technology, global supply chain management and government relations strongly align with the Company’s growth priorities and are valuable to her service as a member of the Board.

Ms. Harrell is a member of our Compensation Committee and Nominating and Corporate Governance Committee.

Richard G. Kyle Age: 54 Director since 2013

Business Experience

Mr. Kyle was appointed President and Chief Executive Officer of The Timken Company in 2014. Mr. Kyle joined the Company in 2006 as Vice President of Manufacturing and was named President of the Aerospace and Mobile Industries segments in 2008. In 2012, he was named Group President with responsibility for the Aerospace and Steel segments as well as engineering and technology. In 2013, Mr. Kyle was named Chief Operating Officer, Bearings and Power Transmission.

Since 2015, Mr. Kyle has served as a director of Sonoco Products Company, a global provider of consumer packaging, industrial products, protective solutions, and display and packaging services, and as a member of its Audit, Executive Compensation and Financial Policy Committees.

Qualifications

Mr. Kyle has significant experience with global manufacturing organizations and has demonstrated the ability to lead change and growth. In addition to his role as Chief Executive Officer of the Company, Mr. Kyle’s strong engineering and operational background, coupled with his strategic perspective, provide valued skills to the Board.

John A. Luke, Jr. Age: 71 Director since 1999

Business Experience

Mr. Luke served as the Chairman and Chief Executive Officer of MeadWestvaco Corporation (“MWV”), a leading global producer of packaging and specialty chemicals, from the merger of Mead and Westvaco in 2002 until his retirement in 2015. Prior to his retirement, Mr. Luke led the process that resulted in MWV merging with Rock-Tenn Company to form WestRock Company, which created the second largest packaging company in the industry. Mr. Luke has served as a director of WestRock Company since 2015 and currently serves as its Non-Executive Chairman. Mr. Luke previously served as a director of The Bank of New York Mellon Corporation from 2007 to 2018, Dominion Midstream GP, LLC from 2017 to 2018, and MWV from 2002 to 2015.

Qualifications

Mr. Luke brings deep executive leadership experience to our Board, including expertise in leading large corporate transformations and evaluating and executing inorganic growth opportunities. Mr. Luke brings perspective gained from serving on several corporate boards, including as Non-Executive Chairman of WestRock Company and previously as Chair of the Conflicts Committee of Dominion Midstream GP, LLC.

Mr. Luke is a member of our Compensation Committee and Nominating and Corporate Governance Committee.

Christopher L. Mapes Age: 58 Director since 2014

Business Experience

Mr. Mapes is Chairman, President and Chief Executive Officer of Lincoln Electric Holdings, Inc., a global manufacturer of welding, cutting and joining products. He has held the position of Chairman since December 2013 and has been President and Chief Executive Officer since December 2012, after serving as Chief Operating Officer beginning in 2011. From 2004 to 2011, he served as Executive Vice President of A. O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating and water purification equipment, where he led the expansion and execution of the global strategy for its electrical products business. Mr. Mapes has been a director of Lincoln Electric Holdings, Inc. since 2010.

Qualifications

As a seasoned executive with extensive experience leading global manufacturing and distribution companies, Mr. Mapes understands the challenges of global growth and the complexity of managing international operations. In addition to his business management experience, Mr. Mapes has a law degree.

Mr. Mapes is a member of our Audit Committee and Compensation Committee.

James F. Palmer Age: 70 Director since 2015

Business Experience

Mr. Palmer served as the Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation, a global security company and a provider of products, systems and solutions in the fields of aerospace, electronics, information systems and technical services, from March 2007 until February 2015 and as a Corporate Vice President of Northrop Grumman until his retirement in July 2015.

Qualifications

Mr. Palmer’s broad executive background in the aerospace and defense industry, his service as the chief financial officer of multiple large publicly traded companies, and his extensive experience with business acquisitions, debt financings and other complex transactions make him well-qualified to serve as a member of the Board.

Mr. Palmer chairs our Audit Committee and is a member of our Compensation Committee.

Ajita G. Rajendra Age: 68 Director since 2014

Business Experience

Mr. Rajendra is Executive Chairman of A. O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating and water purification equipment. He has held the position of Chairman since 2014, and was President and Chief Executive Officer from 2013 until 2018. Mr. Rajendra previously served A. O. Smith Corporation as President and Chief Operating Officer from 2011 to 2012 and as Executive Vice President from 2006 to 2011.

Qualifications

Mr. Rajendra has been a director of A. O. Smith Corporation since 2011 and serves on its Investment Policy Committee, and has been a director of Donaldson Company, Inc. since 2010, where he is a member of the Corporate Governance Committee and Human Resources Committee. Mr. Rajendra’s extensive manufacturing and international experience leading businesses and negotiating acquisitions and joint ventures, along with his experience as a director of other publicly traded companies, provides valuable skills to the Board.

Mr. Rajendra chairs our Compensation Committee and is a member of our Audit Committee.

Frank C. Sullivan Age: 59 Director since 2003

Business Experience

Mr. Sullivan has held the position of Chairman and Chief Executive Officer of RPM International Inc. (“RPM”), a world leader in specialty coatings, since 2008. Mr. Sullivan was appointed RPM’s Chief Executive Officer in 2002, prior to which he held the position of Chief Financial Officer since 1993. Mr. Sullivan has been a director of RPM since 1995 and chairs RPM’s Executive Committee.

Qualifications

Mr. Sullivan provides the Board with extensive financial expertise based on his years as a chief financial officer. In addition, as a chief executive officer and director of a multinational company, Mr. Sullivan brings invaluable executive experience on a wide array of issues, including strategic planning and the evaluation and execution of merger and acquisition opportunities.

Mr. Sullivan is a member of our Audit Committee and Nominating and Corporate Governance Committee.

John M. Timken, Jr. Age: 68 Director since 1986

Business Experience

Mr. Timken is a private investor and a successful entrepreneur, who has been a significant shareholder of the Company for many years. Mr. Timken is co-founder of Amgraph Packaging, a national supplier of flexible package printing used by major food and beverage brands and private labels. His entrepreneurial activities and passion for business-building have included involvement in ventures ranging from injection molding, to ophthalmic laboratories, to logistics and trucking. He also has owned a cable television business and established one of the largest commercial mushroom farms in North America.

Qualifications

Mr. Timken’s ability as an investor to identify and help increase value across a range of industries, as well as his familiarity with the Company’s businesses, provides the Board with critical input in evaluating and making capital allocation decisions. Since joining the Board, he has played an important role in the Company’s strategic drive to add product lines that complement its bearing product portfolio.

Mr. Timken serves as independent Chairman of the Board.

Ward J. Timken, Jr. Age: 52 Director since 2002

Business Experience

Mr. Timken co-founded McKinley Strategies, LLC, a political consulting firm, and has served as its Chief Executive Officer since January 2020. Prior to that, Mr. Timken served as Chairman, Chief Executive Officer and President of TimkenSteel, a leader in customized alloy steel products and services, from 2014 to 2019. TimkenSteel was previously a subsidiary of the Company that became an independent public company pursuant to the Spinoff. Mr. Timken previously served as Executive Chairman of the Board of The Timken Company from 2005 to May 2014.

Qualifications

Mr. Timken provides the Board with relevant experience from having served in key leadership positions during his tenure with the Company. Mr. Timken’s broad-based experience and familiarity with our businesses, along with his deep understanding of the global industry dynamics across the Company’s markets, enable Mr. Timken to provide valuable input to the Board.

Jacqueline F. Woods Age: 72 Director since 2000

Business Experience

Ms. Woods served as the President of Ameritech Ohio (subsequently renamed AT&T Ohio), a telecommunications company, until her retirement in 2000. At Ameritech Ohio, Ms. Woods also held various positions in finance, operations, marketing, sales and government affairs. Ms. Woods was inducted into the Ohio Women’s Hall of Fame in 1998. Ms. Woods has served on the board of The Andersons, Inc. since 1999.

Qualifications

Ms. Woods’ extensive executive management experience enables her to help guide the Board in making decisions in areas such as marketing, strategy development, corporate governance and compensation. In addition, her executive experience at a primarily consumer-oriented company provides a valuable perspective on customer service. Ms. Woods also brings perspective gained from her service as a member of other corporate boards, including serving as a member of the Audit Committee and as Chair of the Compensation & Leadership Development Committee of The Andersons, Inc.

Ms. Woods is a member of our Compensation Committee and Nominating and Corporate Governance Committee.

Independence Determinations

The Board of Directors has adopted the NYSE independence standards for determining the independence of our Directors. The Board has also adopted standards for categorically immaterial relationships to assist the Board in determining the independence of each Director. These standards include, but are not limited to:

🌑

if the Director is, or has an immediate family member who is, a partner, principal or member (or any comparable position) of, an executive officer or employee of, or a director of, any organization to which Timken made, or from which Timken received, immaterial payments for property or services in the current or any of the past three fiscal years;

🌑

if the Director, or an immediate family member of the Director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and Timken’s discretionary charitable contributions to the organization are immaterial, in the aggregate; or

🌑	if the Director serves on the board of directors of another company at which another Timken Director or executive officer also serves as a director.

A complete list and description of the categorically immaterial relationships is set forth in Appendix B to the Board of Directors General Policies and Procedures, which is available on the Corporate Governance Section of our website at https://www.timken.com/about/governance-documents/.

The Board has determined that the following Director nominees meet these independence standards: Maria A. Crowe, Elizabeth A. Harrell, John A. Luke, Jr., Christopher L. Mapes, James F. Palmer, Ajita G. Rajendra, Frank C. Sullivan, John M. Timken, Jr., and Jacqueline F. Woods. With respect to John M. Timken, Jr., the Board determined that his family relationship to Ward J. Timken, Jr. does not impair his independence. The Board has also determined that Joseph W. Ralston, who served as a Director of the Company until the 2019 Annual Meeting of Shareholders, met these independence standards.

Related Party Transactions Approval Policy

Our Directors and executive officers are subject to our Standards of Business Ethics, which require that any potential conflicts of interest, such as significant transactions with related parties, be reported to our ethics and compliance office at ethics@timken.com. Our Directors and executive officers also are subject to the Timken Policy Against Conflicts of Interest, which requires that an employee or Director avoid placing himself or herself in a position in which his or her personal interests could interfere in any way with our interests. While not every situation can be identified in a written policy, the Timken Policy Against Conflicts of Interest does specifically prohibit the following situations:

🌑	competing against the Company;
🌑	holding a significant financial interest in a company doing business with or competing with the Company;
🌑

accepting gifts, gratuities or entertainment from any customer, competitor or supplier of goods or services to the Company, except to the extent they are customary and reasonable in amount and not in consideration for an improper action by the recipient;

🌑	using for personal gain any business opportunities that are identified through a person’s position with the Company;
🌑	using the Company’s property, information or position for personal gain;
🌑	using the Company’s property other than in connection with our business;
🌑	maintaining other employment or a business that adversely affects a person’s job performance at the Company; and
🌑	doing business on the Company’s behalf with a relative or another company employing a relative.

In the event of any potential conflict of interest, pursuant to the charter of the Nominating and Corporate Governance Committee, the Standards of Business Ethics and the Timken Policy Against Conflicts of Interest, the Nominating and Corporate Governance Committee would review and, considering such factors as it deems appropriate under the circumstances, make a determination as to whether to grant a waiver to the policies for any such situation. Any waiver would be promptly disclosed to shareholders. Additionally, the Nominating and Corporate Governance Committee would review and approve or ratify any transaction required to be reported pursuant to Item 404(a) of Regulation S-K of the Securities and Exchange Act of 1934, as amended (the “1934 Act”).

Board and Committee Meetings

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During 2019, there were six meetings of the Board of Directors, seven meetings of its Audit Committee, three meetings of its Compensation Committee and three meetings of its Nominating and Corporate Governance Committee. All Directors attended 75% or more of the meetings of the Board and its committees on which they served that were held following each Director’s appointment to the Board and their respective committees. It is our policy that all members of the Board of Directors attend the annual meeting of shareholders and all members attended the meeting in 2019. At each regularly scheduled meeting of the Board of Directors, the independent Directors have the opportunity to meet separately in executive session.

Board Leadership Structure

The Board is led by independent Chairman John M. Timken, Jr., who was first elected to this position on May 13, 2014.

The Chairman oversees the planning of the annual Board calendar and, with the CEO and in consultation with the other Directors, schedules and sets the agenda for meetings of the Board and leads the discussions at such meetings and at executive sessions of the independent Directors. The Chairman also leads the Company’s annual meeting of shareholders and performs such other functions and responsibilities as set forth in the Board of Directors General Policies and Procedures or as requested by the Board from time to time.

The Board’s preferred governance structure is to separate the roles of Chair and CEO. Since 2014, the Chair of the Board has been independent. While recognizing that there is no single, generally accepted approach to providing Board leadership and that the Board’s leadership structure may vary in the future as circumstances warrant, the Board considers this balance of leadership between the two positions to be beneficial.

Director Compensation

Directors who are not Timken employees receive an annual retainer fee, annual committee fees (as applicable) and an annual equity award. The independent Chairman and each committee chairperson receive additional retainer fees. Directors who are Timken employees do not receive any additional compensation for their service as Directors.

Cash Compensation

Each nonemployee Director who served in 2019 was paid a retainer fee of $80,000 as base compensation for services as a Director. In addition to base compensation, John M. Timken, Jr. received an annual fee of $100,000 for his service as the independent Chairman and Joseph W. Ralston received a pro-rated fee of $10,705 for his service as lead independent director until his retirement at the 2019 Annual Meeting of Shareholders. The following annual fees were paid for serving on a committee of the Board in 2019:

Committee	Chairperson Fee	Member Fee
Audit	$30,000	$15,000
Compensation	$17,500	$7,500
Nominating & Corporate Governance	$17,500	$7,500

To the extent a Director served on the Board or any committee of the Board for only part of the year, such Director received a pro-rated portion of the applicable fees based on the amount of time served. Neither base compensation for services as a Director nor fees for serving on a committee (chairperson or member) of the Board have been increased in the last six years.

Equity Compensation

Each nonemployee Director serving at the time of our 2019 Annual Meeting of Shareholders on May 10, 2019 received a grant of 2,425 restricted stock units that vest after one year under The Timken Company 2019 Equity and Incentive Compensation Plan (the “Long-Term Incentive Plan”). Upon a non-employee Director’s initial election to the Board, each such Director receives a grant of 2,000 restricted stock units under the Long-Term Incentive Plan that vest one-fifth annually from the date of grant. Cumulative dividend equivalents are paid in cash upon vesting.

Holding Requirement

The Compensation Committee of the Board of Directors has adopted stock ownership requirements for nonemployee Directors equal to five times the annual cash retainer of $80,000, or the equivalent of $400,000 worth of common shares. Directors must meet this requirement within five years of becoming a Director of the Company. In determining whether a Director has met his or her individual ownership target, the Company considers shares owned by the Director and full-value equity awards held by the Director, including restricted shares and restricted stock units still subject to vesting conditions. As of December 31, 2019, all our Directors other than Ms. Harrell had met their stock ownership requirements. Ms. Harrell joined the Board in August 2017 and she is on track to achieve the ownership requirement within the five-year time frame.

Compensation Deferral

Any Director may elect to defer the receipt of all or a specified portion of his or her cash fees until a specified point in the future in accordance with the provisions of the Director Deferred Compensation Plan, as amended and restated effective January 1, 2015 (the “Director Deferred Compensation Plan”). The amount deferred can be invested in a cash fund or the Timken common share fund. The cash fund provides for interest to be earned quarterly at a rate equal to the prime rate plus one percent. If fees are invested in the Timken common share fund, Directors may elect to receive cash in an amount equal to any dividend equivalents or reinvest such amounts in the Company share fund.

2019 Director Compensation Table

The following table provides the compensation and benefits applicable to our nonemployee Directors for 2019:

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation (3)	Total

Maria A. Crowe	$112,500	$120,183	$3,276	$235,959

Elizabeth A. Harrell	$95,000	$120,183	$4,396	$219,579

John A. Luke, Jr.	$98,564	$120,183	$2,828	$221,575

Christopher L. Mapes	$102,500	$120,183	$2,828	$225,511

James F. Palmer	$117,500	$120,183	$3,500	$241,183

Ajita G. Rajendra	$108,920	$120,183	$3,052	$232,155

Joseph W. Ralston	$49,959	-	$12,051	$62,010

Frank C. Sullivan	$102,500	$120,183	$2,828	$225,511

John M. Timken, Jr.	$180,000	$120,183	$2,828	$303,011

Ward J. Timken, Jr.	$80,000	$120,183	$2,828	$203,011

Jacqueline F. Woods	$95,000	$120,183	$2,828	$218,011

(1)	Richard G. Kyle, our President and Chief Executive Officer (“CEO”), is not included in this table as he is an employee of the Company and receives no compensation for his services as a Director.

(2)

The amount shown for each Director consists of the grant date fair value of the award of 2,425 restricted stock units made on May 10, 2019. These restricted stock units vest 100% one year following the grant date. The amounts shown in this column are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718.

(3)

All other compensation reflects cash dividend equivalents paid to the Directors in 2019 for unvested restricted stock units granted in the prior year and cash dividends paid to certain Directors for unvested restricted stock granted in connection with their initial election to the Board, in each case upon vesting of such restricted stock units or restricted stock in 2019. For General Ralston, amounts also include accumulated dividends paid on previously deferred shares received in 2019.

As of December 31, 2019, unvested restricted shares and unvested restricted stock units were held by the nonemployee Directors as follows:

Name	Unvested Restricted Shares and Unvested Restricted Stock Units
Maria A. Crowe	2,425
Elizabeth A. Harrell	3,625
John A. Luke, Jr.	2,425
Christopher L. Mapes	2,425
James F. Palmer	2,825
Ajita G. Rajendra	2,425
Joseph W. Ralston	-
Frank C. Sullivan	2,425
John M. Timken, Jr.	2,425
Ward J. Timken, Jr. (1)	2,425
Jacqueline F. Woods	2,425

(1)

Additionally, Ward J. Timken, Jr. has 275,100 vested and unexercised stock options earned from his previous role as an employee and executive Chairman of the Board of The Timken Company from 2005 to May 2014.

Board Committees

Audit Committee

We have a standing Audit Committee that has oversight responsibility with respect to our independent auditor and the integrity of our financial statements. The Audit Committee is composed of James F. Palmer (Audit Committee Chair), Maria A. Crowe, Christopher L. Mapes, Ajita G. Rajendra and Frank C. Sullivan. Joseph W. Ralston also served on the Audit Committee in 2019 until his retirement at the 2019 Annual Meeting of Shareholders. Our Board of Directors has determined that each member of the Audit Committee is financially literate and independent as defined in the listing standards of the NYSE and the rules of the Securities and Exchange Commission (the “SEC”). Our Board of Directors has determined that James F. Palmer and Frank C. Sullivan qualify as Audit Committee financial experts.

The Audit Committee’s charter is available on the Corporate Governance section of our website at https://www.timken.com/about/governance-documents/.

Compensation Committee

We have a standing Compensation Committee that establishes and administers our policies, programs and procedures for compensating our senior management and Board of Directors. Members of the Compensation Committee are Ajita G. Rajendra (Compensation Committee Chair), Elizabeth A. Harrell, John A. Luke, Jr., Christopher L. Mapes, James F. Palmer and Jacqueline F. Woods. Joseph W. Ralston also served on the Compensation Committee in 2019 until his retirement at the 2019 Annual Meeting of Shareholders. Our Board of Directors has determined that all members of the Compensation Committee are independent as defined in the listing standards of the NYSE.

With the guidance and approval of the Compensation Committee, we have developed compensation programs for our executive officers, including the CEO and the other named executive officers included in the 2019 Summary Compensation Table, that are intended to align the interests of our executives and shareholders; reward executive management for sustained, strong business and financial results; and enable us to attract, retain and motivate the best talent. The Compensation Committee determines specific compensation elements for the CEO and considers and acts upon the CEO’s recommendations regarding the other executive officers.

The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of the Vice President – Compensation and Benefits. The meetings regularly are attended by the Chairman of the Board, the CEO, the Executive Vice President – Human Resources, the Vice President, General Counsel & Secretary, and the Vice President – Compensation and Benefits. At each meeting, the Compensation Committee meets in executive session. The Chair of the Compensation Committee reports the Committee’s actions regarding compensation of executive officers to the full Board. Our Human Resources department supports the Compensation Committee in its duties and may be delegated certain administrative duties in connection with our compensation programs. The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of Director and executive officer compensation and the sole authority to approve the fees and other retention terms of any compensation consultants. The Compensation Committee has engaged Willis Towers Watson Public Limited Company (“WTW”), a global professional services firm, to conduct annual reviews of its compensation programs for the Company’s executive officers and Directors. WTW also provides information to the Compensation Committee on trends in executive compensation and other market data. WTW (or its predecessor) has provided executive consulting services to the Compensation Committee and other professional consulting services to the Company for over 20 years.

With respect to Director compensation, as stated above, the Compensation Committee annually engages WTW to conduct reviews of Director compensation, and the Committee may then recommend to the full Board changes in Director compensation that will enhance our ability to attract and retain qualified Directors.

During fiscal year 2019, WTW was paid $205,000 for the executive and Director compensation consulting services it provided to the Compensation Committee. Other professional consulting services provided by WTW to the Company, which were requested by management, not approved by the Compensation Committee or the Board and not related to executive compensation, totaled approximately $2.1 million, most of which (greater than $2.0 million) related to retirement consulting and outsourcing of pension administration services.

The Compensation Committee has concluded that the advice it receives from WTW continues to be objective, unbiased and independent. The Compensation Committee’s careful oversight of the relationship with WTW with respect to compensation advice mitigates the risk that management potentially could misuse the actuarial engagement to influence WTW’s compensation work for the Compensation Committee. The Compensation Committee annually reviews the charges to the Company from WTW for executive and Director compensation advice and other services for the preceding three years, along with an estimate of services for the coming year. Additionally, WTW has adopted internal safeguards to ensure that its executive compensation unit is maintained separately from its actuarial business.

The Compensation Committee has assessed the independence of WTW, as required under the listing standards of the NYSE. The Compensation Committee also has considered and assessed relevant factors that could give rise to a potential conflict of interest with respect to WTW, specifically including the six consultant independence factors under Rule 10C-1(b)(4)(i) through (vi) under the 1934 Act. Based on this review, we are not aware of any conflict of interest regarding the work performed by WTW.

The Compensation Committee also plays an active role in our executive officer succession planning process. The Compensation Committee meets regularly with senior management to ensure that an effective succession planning process is in place and to discuss potential successors for executive officers. As part of this process, executive officer position profiles are updated to highlight the key skills required to meet future demands, and potential successors are evaluated and development plans are reviewed. Each year, the Compensation Committee reviews and discusses potential successors for each of the executive officers with the full Board in executive session. In addition, at the end of each year, the Compensation Committee reviews the performance of each of the executive officers. The Compensation Committee is also periodically updated regarding more broad-based human capital focused initiatives such as pay equity studies and, alongside the remainder of the Board, employee surveys.

The Compensation Committee’s charter is available on the Corporate Governance section of our website at https://www.timken.com/about/governance-documents/. For more information regarding the role of management and the compensation consultants in determining or recommending the amount or form of executive compensation, see “Compensation Discussion and Analysis – Determining Compensation for 2019” on page 38.

Nominating and Corporate Governance Committee

We have a standing Nominating and Corporate Governance Committee that is responsible for, among other things, evaluating new Director candidates and incumbent Directors and recommending Directors to serve as members of our Board committees. Members of the Nominating and Corporate Governance Committee are Maria A. Crowe (Nominating and Corporate Governance Committee Chair), Elizabeth A. Harrell, John A. Luke, Jr., Frank C. Sullivan and Jacqueline F. Woods. Joseph W. Ralston also served on the Nominating and Corporate Governance Committee in 2019 until his retirement at the 2019 Annual Meeting of Shareholders. Our Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent as defined in the listing standards of the NYSE.

The Board of Directors General Policies and Procedures provide that the general criteria for Director candidates include, but are not limited to, the highest standards of integrity and ethical behavior, the ability to provide wise and informed guidance to management, a willingness to pursue thoughtful, objective inquiry on important issues before the Company and a range of experience and knowledge commensurate with our needs as well as the expectations of knowledgeable investors.

The Nominating and Corporate Governance Committee utilizes a variety of sources to identify possible Director candidates, including search firms, professional associations and Director recommendations. In evaluating candidates to recommend to the Board of Directors, the Nominating and Corporate Governance Committee considers factors consistent with those set forth in the Board of Directors General Policies and Procedures, including whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin. The attributes of the current Directors and the needs of the Board and the Company are evaluated whenever a Board vacancy occurs, and the effectiveness of the nomination process, including whether that process enhances the Board’s diversity, is evaluated each time a candidate is considered. The Nominating and Corporate Governance Committee also is responsible for reviewing the qualifications of, and making recommendations to the Board of Directors for, Director nominations submitted by our shareholders. All Director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.

The Nominating and Corporate Governance Committee also plans for Director succession. The Committee regularly reviews the size of the Board and whether any vacancies are expected due to retirement, refreshment or otherwise. The Nominating and Corporate Governance Committee seeks to maintain an appropriate mix of newer Directors who bring fresh perspectives with longer-tenured Directors who have deep knowledge of our global operations and long-term strategy. In the event that vacancies are anticipated or otherwise arise, the Committee considers potential Director candidates in accordance with the factors and criteria outlined above.

The Nominating and Corporate Governance Committee’s charter is available on the Corporate Governance section of our website at https://www.timken.com/about/governance-documents/.

Our code of business conduct and ethics, called the “Standards of Business Ethics,” and our corporate governance guidelines, called the “Board of Directors General Policies and Procedures,” are reviewed by the Nominating and Corporate Governance Committee as appropriate and are available on the Corporate Governance section of our website at https://www.timken.com/about/governance-documents/.

Shareholder-Recommended Director Candidates

Director candidates recommended by our shareholders will be considered by the Nominating and Corporate Governance Committee in accordance with the criteria outlined above. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate, and any other information that the shareholder considers useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate.

Shareholder-Nominated Director Candidates

Our Amended Regulations provide a “proxy access” right to permit any shareholder or a group of up to 20 shareholders owning 3% or more of the voting power entitled to vote in the election of Directors continuously for at least three years to nominate and include in our proxy materials Director nominees for election to the Board. A shareholder or shareholders, as applicable, can nominate up to the greater of (i) 20% of the total number of Directors on the Board, rounding down to the nearest whole number, and (ii) two Directors in accordance with the requirements set forth in our Amended Regulations. Under our Amended Regulations, requests to include shareholder-nominated candidates for Director in our proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that we issued our Proxy Statement for the previous year’s annual meeting of shareholders. Requests to include shareholder-nominated candidates for Director in our proxy materials related to the 2021 Annual Meeting of Shareholders must be delivered by certified mail, return receipt requested, to our Vice President, General Counsel & Secretary, c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720, no earlier than October 18, 2020 and no later than November 17, 2020 in order to be timely. The summary of this “proxy access” right set forth above is qualified in its entirety by our Amended Regulations.

Corporate Governance, Social Responsibility, and Sustainability Highlights

The Nominating and Corporate Governance Committee regularly reviews trends and recommends best practices, initiates improvements, and plays a leadership role in maintaining the Company’s strong corporate governance structure and practices. Among the practices the Nominating and Corporate Governance Committee believes demonstrate the Company’s commitment to strong corporate governance are the following:

Board Independence, Refreshment and Diversity
✓ Strongly independent Board (9 of 11 Director nominees are independent)
✓ Independent Chairman of the Board
✓ Commitment to Board refreshment and diversity – 5 new independent Directors since 2014
Shareholder Rights
✓ Shareholder proxy access with 3/3/20/20 parameters
✓ Special meetings may be called by shareholders holding 25% of the Company’s common shares
Other Strong Governance Practices
✓ Declassified Board – all Directors are elected annually
✓ Annual Board, Committee and Director evaluations
✓ Majority Voting Policy that requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board
✓ Over-boarding policy limits the number of public company boards a Director can serve on
✓ “Clawback” policy permits clawback of executive compensation if an executive engages in conduct that is detrimental to the Company
✓ Stock ownership requirements for Directors and executive officers

Additional information about the Company’s corporate governance structure and practices can be found in the Board of Directors General Policies and Procedures, our Amended Regulations and our Amended Articles of Incorporation.

The Nominating and Corporate Governance Committee also oversees our corporate social responsibility and sustainability program. To show our commitment to conducting our business with ethics and integrity while embracing a strong spirit of social responsibility, we released our first corporate social responsibility report last year. The report detailed our investments in our associates and communities and our commitment to engaging in practices to protect the environment during 2018. Some of the highlights of our report covering 2018 include:

For more information regarding our corporate social responsibility program, please see our 2018 corporate social responsibility report available on our website at https://www.timken.com/about/corporate-social-responsibility/.

Risk Oversight

The Board of Directors primarily relies on its Audit Committee for oversight of the Company’s risk management. The Audit Committee regularly reviews issues that present particular risks to the Company, including those involving competition, customer demands, economic conditions, planning, strategy, finance, sales and marketing, product technology, innovation, information technology and cybersecurity, facilities and operations, environmental, supply chain, product warranty and legal matters. The full Board also reviews these issues as appropriate. The Board believes that this approach, supported by our leadership structure, provides appropriate checks and balances against undue risk taking.

Shareholder Communications

Shareholders or interested parties may send communications to the Board of Directors, to any standing committee of the Board, or to any Director, in writing c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720. Shareholders or interested parties also may submit questions, concerns or reports of misconduct through the Timken Helpline at 1-800-846-5363 and may remain anonymous. Such communications may be reviewed by the office of the Vice President, General Counsel & Secretary to ensure appropriate and careful review of the matter.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows, as of January 1, 2020, the beneficial ownership of our common shares by each Director, nominee for Director and executive officer named in the 2019 Summary Compensation Table on page 53 of this Proxy Statement, and by all Directors, nominees for Director and executive officers as a group. Beneficial ownership of our common shares has been determined for this purpose in accordance with Rule 13d-3 under the 1934 Act and is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common shares. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of our common shares.

Amount and Nature of Beneficial Ownership of common shares
Name	Sole Voting or Investment Power (1)	Shared Voting or Investment Power	Aggregate Amount (1)	Percent of Class

Christopher A. Coughlin	323,086	0	323,086	*

Maria A. Crowe	14,734	0	14,734	*

Philip D. Fracassa	191,988	0	191,988	*

Elizabeth A. Harrell	4,746	0	4,746	*

Richard G. Kyle	836,020	0	836,020	1.11%

John A. Luke, Jr.	62,375	0	62,375	*

Christopher L. Mapes	15,575	0	15,575	*

Ronald J. Myers	48,552	0	48,552	*

James F. Palmer	10,620	0	10,620	*

Ajita G. Rajendra	13,665	0	13,665	*

Joseph W. Ralston	57,786	0	57,786	*

Andreas Roellgen	72,699	0	72,699	*

Frank C. Sullivan	54,457	0	54,457	*

John M. Timken, Jr.	579,900(2)	840,788	1,420,688(2)	1.88%

Ward J. Timken, Jr.	798,382	4,774,521	5,572,903	7.38%

Jacqueline F. Woods	16,403	0	16,403	*

All Directors, nominees for Director and executive officers as a group(3)	3,159,149	5,615,309	8,774,458	11.62%
*	Percent of class is less than 1%.

(1)	The following table provides additional details regarding beneficial ownership of our common shares:

Name	Outstanding Options and Time- based Restricted Stock Units (a)	Deferred common shares (b)

Christopher A. Coughlin	221,842	0

Maria A. Crowe	0	0

Philip D. Fracassa	136,993	0

Elizabeth A. Harrell	0	0

Richard G. Kyle	665,830	0

John A. Luke, Jr.	0	0

Christopher L. Mapes	0	0

Ronald J. Myers	33,150	0

James F. Palmer	0	0

Ajita G. Rajendra	0	0

Joseph W. Ralston	0	11,404

Andreas Roellgen	36,912	0

Frank C. Sullivan	0	2,000

John M. Timken, Jr.	0	0

Ward J. Timken, Jr.	275,100	0

Jacqueline F. Woods	0	2,500

(a)

Includes shares that the individual named in the table has the right to acquire on or before March 1, 2020 through the exercise of stock options or the vesting of time-based restricted stock units pursuant to the Long-Term Incentive Plan. Including those listed and other executive officers not individually listed in the table, all Directors, nominees for Director, and executive officers as a group have the right to acquire 1,401,547 shares on or before March 1, 2020 through the exercise of stock options or the vesting of time-based restricted stock units pursuant to the Long-Term Incentive Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(b)

Awarded as annual grants under the Long-Term Incentive Plan or The Timken Company 2011 Long-Term Incentive Plan, as amended and restated as of February 13, 2015 (the “Predecessor Long-Term Incentive Plan”), which will not be issued until a later date under the Director Deferred Compensation Plan.

(2)	Includes 182,166 shares for which John M. Timken, Jr. has sole voting and investment power as trustee of three trusts created as the result of distributions from the estate of Susan H. Timken.

(3)

Includes 58,161 shares beneficially owned by other executive officers not individually listed in the table. The number of shares beneficially owned by all Directors, nominees for Director and executive officers as a group has been calculated to eliminate duplication of beneficial ownership. This group consists of 18 individuals.

The following table gives information known to us about each beneficial owner of more than 5% of our common shares as of January 1, 2020, unless otherwise indicated below:

Beneficial Owner	Number of Shares	Percent of Class
The Vanguard Group(1)	6,397,047	8.47%
BlackRock, Inc.(2)	6,140,936	8.13%
The Timken Foundation of Canton(3)	4,712,711	6.24%

(1)

A Schedule 13G/A filed with the SEC on February 12, 2020, by The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355, indicated that it has sole voting power over 34,913 shares, sole investment power over 6,361,306 common shares, shared investment power over 35,741 shares and aggregate beneficial ownership of 6,397,047 common shares.

(2)

A Schedule 13G/A filed with the SEC on February 6, 2020, by BlackRock, Inc., 55 East 52nd Street, New York, New York 10055, indicated that it has sole voting power over 5,877,460 common shares and sole investment power over 6,140,936 common shares.

(3)

A Schedule 13G/A filed with the SEC on February 12, 2020, by The Timken Foundation of Canton (the “Foundation”), 200 Market Avenue North, Suite 210, Canton, Ohio 44702, indicated that it has sole voting and investment power over 4,712,711 common shares. Ward J. Timken, Joy A. Timken, Ward J. Timken, Jr. and William R. Timken, Jr. are trustees of and share the voting and investment power with respect to shares held by the Foundation. All trustees disclaim any beneficial interest in such shares. The Foundation is an Ohio private charitable foundation that is independent of the Company.

PROPOSAL NO. 2: SHAREHOLDER ADVISORY VOTE TO

APPROVE OUR NAMED EXECUTIVE OFFICER

COMPENSATION

We believe that our compensation programs for our named executive officers:

🌑	align the interests of executive management with those of our shareholders;
🌑	reward executive management for sustained, strong business and financial results; and
🌑	enable us to attract, retain and motivate the best talent.

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the 1934 Act, we are asking you to approve, on an advisory (non-binding) basis, the following resolution at our 2020 Annual Meeting of Shareholders:

RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.

As an advisory vote, this resolution is not binding on us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We currently are conducting this advisory vote, commonly known as a “say-on-pay” vote, every year and expect to hold the next say-on-pay vote in connection with our 2021 Annual Meeting of Shareholders.

The affirmative vote of a majority of the votes cast on this matter is necessary for approval of this resolution. Abstentions and broker non-votes will not be counted for determining whether this resolution is approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

29	Executive Summary

30	2019 Performance

33	2019 Compensation Decisions and Actions

34	CEO Pay At-A-Glance

35	Aligning Pay with Performance

37	Consideration of 2019 Say-on-Pay Vote

38	Determining Compensation for 2019

39	Key Elements of the Executive Compensation Program

41	Analysis of 2019 Compensation
41	Base Salary
41	Annual Cash Incentive
44	Long-Term Incentives
47	Retirement Programs
49	Deferred Compensation
49	Other Benefits
50	Severance Agreements
50	Stock Ownership Guidelines
51	Anti-Hedging/Pledging Policies
51	Compensation Risk Assessment
51	Clawback Provisions
51	Certain Tax and Accounting Considerations

52	Compensation Committee Report

Executive Summary

This section provides a summary of our named executive officer compensation program, key compensation decisions, and performance targets and results for incentive plans in which our named executive officers participated for the year ended December 31, 2019. For 2019, our named executive officers (or “NEOs”) were:

🌑	Richard G. Kyle, President and CEO;
🌑	Philip D. Fracassa, Executive Vice President, Chief Financial Officer;
🌑	Christopher A. Coughlin, Executive Vice President, Group President;
🌑	Ronald J. Myers, Executive Vice President, Human Resources; and
🌑	Andreas Roellgen, Vice President, Europe, Asia and Africa.

Executive Compensation Philosophy

We design our executive compensation plans and programs to help us attract, motivate, reward and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. The structure of our programs enables us to provide a competitive compensation and benefits package while aligning senior executive interests with those of our shareholders. The following chart highlights the key considerations behind the development, review and approval of the compensation for our NEOs:

Our executive compensation program is designed to:

🌑 Align the interests of our executives and shareholders

Objectives	🌑 Reward sustained, strong business results

🌑 Incentivize profitable growth

🌑 Attract, retain and motivate the best talent

Our executive compensation philosophy is built on the following principles:

🌑 Recognizing that people are our most important resource

Philosophy	🌑 Rewarding results linked to both short- and long-term performance (pay- for-performance)

🌑 Positioning our pay to be competitive in the marketplace

🌑 Focusing on increasing shareholder value

2019 Performance

2019 was a second consecutive record-setting year for Timken, with strong operating and financial performance both year-over-year and as compared against other industrial peers. We profitably grew the Company in 2019, increasing revenue approximately 6% to $3.79 billion, net income approximately 20% to $362.1 million and adjusted EBITDA by approximately 12% to $726.32 million. We achieved record EPS of $4.71 and record adjusted EPS of $4.602, up approximately 22% and 10%, respectively, from the prior year. In addition, we generated adjusted ROIC of 11.9%2 in 2019.

Our Company’s strong performance during 2019, discussed throughout the Compensation Discussion & Analysis (“CD&A”), resulted in above-target annual cash incentive compensation plan payouts for 2019. Similarly, the number of performance-based restricted stock units earned for the 2017-2019 cycle reflect record EPS and record adjusted EPS performance over this period, with increases in cumulative EPS of 36% and cumulative adjusted EPS of 28%2 over the 2017-2019 cycle as compared with those cumulative metrics over the 2016-20183 cycle. Our excellent performance in 2019 lead to these substantial increases in cumulative EPS results during the 2017-2019 cycle as compared with the 2016-2018 cycle (which was a period of strong cumulative EPS performance and a then record for cumulative adjusted EPS). See page 43 for details on annual cash incentive award decisions, and “2019 Long-Term Incentive Decisions” on page 44 for more details on long-term incentive award payouts. Overall, NEO compensation for 2019 reflects our compensation objectives and our strong financial and operating performance, demonstrating a long-standing commitment to pay our executives based upon the performance they deliver.

2 See Appendix A for reconciliations of adjusted EBITDA, adjusted EPS, adjusted ROIC, and free cash flow to their most directly comparable GAAP financial measures. Adjusted ROIC is calculated as adjusted net operating profit after taxes divided by average invested capital. Free cash flow is defined as net cash from operations minus capital expenditures. These performance metrics used for external reporting may not correlate exactly to their corresponding compensation adjusted metrics due to slightly different adjustments (see pages 43, 45, 46 and 47 for more details on how the compensation adjusted metrics are calculated).

3 2016 results incorporate an estimate of the financial impact if mark-to-market accounting was adopted in that year.

2019 also marked the release of our first corporate social responsibility report, which detailed our investments in our associates and communities and our commitment to engaging in practices to protect the environment during 2018. See page 24 for more details on our corporate social responsibility report.

Our commitment to creating long-term shareholder value is reflected in our multi-faceted and balanced approach to capital allocation. We generated strong net cash from operations of approximately $550.1 million and free cash flow of $409.5[2] million. This strong cash generation allowed us to continue to return cash to investors, deploy capital to grow the business, and stay within our targeted net debt range. We invested approximately $140.6 million in capital expenditures to grow and improve the competitiveness of our business, while strengthening our position in bearings-adjacent power transmission products. In addition, we returned $147.6 million in capital to shareholders through the payment of dividends and the repurchase of over 1.4 million shares, or approximately 2% of our outstanding shares, during the year.

We also allocated approximately $226.5 million towards two strategic acquisitions that significantly expanded our power transmission portfolio and geographic reach (Diamond Chain - a leading supplier of high-performance roller chains for industrial markets - and BEKA Lubrication - a leading global supplier of industrial automatic lubrication systems). Both acquisitions offer ample synergy opportunities and build on our existing chain and lubrication platforms.

Execution of our strategy has created shareholder value by delivering TSR of 15.1%, 8.5% and 15.3% over the past three-, five- and 10-year periods, respectively. Our three-year TSR outpaced both the median of our 2019 compensation peers and the S&P 500 Industrials, and our five-year TSR outpaced the median of our 2019 compensation peers, in each case over the same respective timeframes. Our 10-year TSR, which reflects the alignment of our strategy with long-term shareholder value creation, exceeded that of both the median of our 2019 compensation peers and the S&P 500 Industrials over the same timeframe. The S&P 500 Industrials comprises those companies included in the S&P 500 index that are classified as members of the GICS industrials sector. Additionally, we paid out our 390th consecutive quarterly dividend, continuing one of the longest continuous dividend streaks on the NYSE and making 2019 the sixth consecutive year of annual dividend increases.

*TSR for the Company was calculated on an annualized basis and assumes quarterly reinvestment of dividends. The 10-year period takes into account the value of TimkenSteel common shares distributed in the Spinoff.

**See page 37 for the companies that are included in the compensation peer group for 2019.

***The S&P 500 Industrials comprises those companies included in the S&P 500 index that are classified as members of the GICS industrials sector.

While TSR is one measure of performance, we believe that our adjusted EPS demonstrates a significant link between our overall performance and our executive compensation practices. To demonstrate this strong link, the chart below provides year-over-year changes in EPS and CEO compensation as disclosed in the 2019 Summary Compensation Table (“CEO SCT Compensation”).

Note: Results for fiscal years 2015 and 2016 depicted above are as reported and are not restated to account for the measurement of pension and other post-retirement assets and obligations, otherwise known as mark-to-market accounting, which the Company adopted in 2017.

*See Appendix A for reconciliation of adjusted EPS to its most directly comparable GAAP financial measure.

**A significant portion of the increase in CEO SCT Compensation from 2018 to 2019 is not attributable to realized compensation increases but rather the current environment of low interest rates, which caused actuarial pension values to increase in 2019.

2019 Compensation Decisions and Actions

Factors Guiding Our Decisions (see page 38 for details)

🌑    Executive compensation program objectives and philosophy

🌑    Financial performance

🌑    CEO recommendations for other NEOs

🌑    Assessment of risk management, including avoidance of unnecessary or excessive risk taking to support delivery of long-term shareholder value

🌑    Shareholder input including “say-on-pay” vote

🌑    Advice of independent, outside compensation consultant

🌑    General market and peer company pay practices

🌑    Current and historical compensation

🌑    Performance across key financial metrics, including TSR, compared to U.S. industrial peers

🌑    General market conditions and cyclicality of the markets in which we operate

Program Updates Implemented at the Beginning of 2019

🌑    Replaced working capital metric with a free cash flow metric in the annual incentive plan to incentivize and drive cash flow generation

🌑    Shifted additional weighting from adjusted EPS (from 70% to 60%) to adjusted ROIC (from 30% to 40%) under the performance-based restricted stock units to further increase emphasis on adjusted ROIC and to incentivize profitable growth

🌑   Modified our compensation peer group for fiscal year 2019 by replacing Westinghouse Air Brake Technologies Corporation (due to their merger with General Electric Company’s transportation segment) with Terex Corporation, and Donaldson Company, Inc. with Altra Industrial Motion Corporation. The Compensation Committee felt that Altra Industrial Motion Corporation was a more suitable peer as a result of its completion of the acquisition of Fortive Corporation’s automation and specialty business

Key 2019 Compensation Decisions (see page 41 for details)

The compensation decisions outlined below demonstrate the multiple factors guiding our compensation decisions.

Base Salary

🌑   CEO: Mr. Kyle received a base salary increase of 4.0% in March 2019.

🌑   Other NEOs: Mr. Coughlin, Mr. Fracassa and Mr. Myers each received a base salary increase of 4.0% in March 2019. Mr. Roellgen received a base salary increase of 3.0% in March 2019, and then a base salary increase of 10.4% in May 2019 in connection with his appointment to his current position as an executive officer.

Annual Cash Incentive

Based on the Company’s 2019 performance, annual cash incentive awards were paid at 123.9% of target for the NEOs, reflecting above-target performance for this time period and the exercise of negative discretion by the Compensation Committee to align incentive payments for the NEOs with the payouts under the Company’s corporate annual cash incentive plan. For additional details, see the “Annual Cash Incentive” section on page 41.

Long-Term Incentives

The NEOs received target grants of nonqualified stock options, time-based restricted stock units and performance-based restricted stock units in 2019, with grant values ranging from approximately $0.3 million to $4.4 million.

Performance-based restricted stock units (which are based on adjusted ROIC and adjusted EPS performance achievements) were earned at 191.4% of target for the 2017-2019 performance period, which reflected record three-year cumulative adjusted EPS during this period, including record adjusted EPS for each of 2018 and 2019, and improved adjusted ROIC performance from the 2016-2018 cycle.

2020 Program Updates

🌑    Adjusted our long-term incentive award mix for awards granted to our NEOs in 2020 to further align with current market practices and increase focus on meeting our performance objectives:

o  Increased allocation assigned to performance-based restricted stock units from 50% to 60%;

o  Increased allocation assigned to time-based restricted stock units from 20% to 40%; and

o  Eliminated the use of nonqualified stock options (reduced allocation from 30% to 0%).

🌑   Grants approved in February of 2020 reflected the increased allocation assigned to performance-based restricted stock units and the elimination of the use of nonqualified stock options.

🌑    In connection with recent changes in the U.S. tax laws, the Company has determined that it is unlikely to provide annual cash incentive opportunities to the NEOs under the Senior Executive Management Performance Plan (the “SEMPP”) after 2019. As such, starting in 2020, the Company has discontinued the use of the SEMPP “umbrella” plan and instead will deliver annual cash incentive opportunities to the NEOs under the shareholder-approved Long-Term Incentive Plan.

CEO Pay At-A-Glance

Target pay for 2019 for Mr. Kyle was determined by the Compensation Committee after consideration of the factors described below under “Determining Compensation for 2019.” The Compensation Committee considered the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. Further details are provided on page 38.

Elements of our named executive officer compensation consist of base salary, annual cash incentive, long-term incentives that include restricted stock units (time-based and performance-based) and stock options, and other employee benefits.

The chart below provides annualized targeted 2019 compensation levels for Mr. Kyle as compared to the median of our 2019 compensation peer group and general industry survey data. This data represents targeted compensation levels excluding the impact of “all other compensation” and pension value changes, which reflects how the Compensation Committee evaluated Mr. Kyle’s compensation levels when determining 2019 pay. When considering how compensation aligns with external pay data comparisons, we believe it is appropriate to consider total compensation without the impact of all other compensation and pension value changes (particularly as changes in pension value can be heavily impacted by external factors such as interest rates and changes to mortality assumptions and not just changes in the underlying benefit level or program design). However, the Committee does consider how the pension program aligns with market practice and in 2018, the Company announced that, effective December 31, 2022, most U.S. participants, including Messrs. Coughlin, Fracassa, Kyle and Myers, will cease to accrue pension benefits under the Company’s defined benefit pension plans. See page 47 for more details.

* See page 37 for more details on the companies in the peer group, which consists of U.S. industrial companies with median revenue of $3.26 billion.

**Survey data consists of pay practices of certain companies adjusted to $3.8 billion via the use of regression analysis.

Aligning Pay with Performance

The Company’s success depends largely on the contributions of motivated, focused and energized employees all working to achieve our strategic and financial objectives. This understanding shapes our approach to providing a competitive compensation and benefits package to our CEO and the other NEOs.

Pay-for-performance is one of the principles that make up our executive compensation philosophy. To help ensure that we are adhering to this principle, we evaluate the degree of alignment of our total incentive compensation to our business results, including the level of adjusted earnings before interest and taxes (“EBIT”), adjusted EBIT margin, free cash flow, adjusted ROIC and adjusted EPS, which we believe are key performance metrics that drive long-term TSR and cash generation that supports our capital allocation objectives.

The Company uses a balance of short- and long-term incentives as well as cash and non-cash compensation to meet these objectives. The elements of executive compensation provided to our NEOs for 2019 consisted of base salary, annual cash incentive, long-term incentives including nonqualified stock options, time-based restricted stock units, performance-based restricted stock units and other employee benefits. Our compensation program is designed to link pay and performance.

The Company’s Approach to Rewarding Performance

Annual Cash Incentive

🌑   Reward achievement of short-term individual and corporate performance goals

Time-Based Restricted Stock Units and Stock Options

🌑    Reward long-term shareholder value creation

🌑   Reinforce ownership in the Company

🌑    Support retention of executives

🌑   Align executive compensation with shareholder interests

Performance-Based Restricted Stock Units

🌑   Reward long-term financial results that drive shareholder value

🌑    Reinforce ownership in the Company

🌑	Program Design: 85% of the targeted total direct compensation for Mr. Kyle and between 56% and 76% of the targeted total direct compensation for the other NEOs is comprised of incentive-based pay:

2019 CEO Target Pay Mix	2019 Other NEOs Target Pay Mix (Average)

🌑

Performance Assessment: Our Compensation Committee uses a comprehensive process to assess Company performance. We believe our plan and financial metrics focus management on the appropriate objectives for the creation of both short- and long-term shareholder value.

The Company’s incentive compensation program for executives is designed to link compensation with key financial and operating goals, some of which are short-term, while others take several years or more to achieve.

	Short-Term (Cash) Annual Incentive*	Long-Term (Equity) Performance- Based Restricted Stock Units*	Long-Term (Equity) Time-Based Restricted Stock Units	Long-Term (Equity) Nonqualified Stock Options**

Objective	Short-term operational business priorities and shareholder value creation	Long-term strategic financial goals and shareholder value creation	Long-term shareholder value creation	Long-term shareholder value creation

Time Horizon and 2019 Metrics	One year 60% adjusted EBIT 20% adjusted EBIT margin 20% free cash flow	Three years 60% adjusted EPS 40% adjusted ROIC	Four-year vesting period (1/4 per year)	Four-year vesting period (1/4 per year) and 10-year exercise period

*See “Annual Cash Incentive” and “Long-Term Incentives: Performance Based Restricted Stock Units” sections on pages 41 and 45, respectively, for more details.

**Starting in 2020, we eliminated the use of nonqualified stock options from our long-term incentive award mix to further align with current market practices and increase focus on meeting our performance objectives.

Other key features of our executive compensation program include:

🌑

Stock ownership requirements: Our stock ownership guidelines require all senior executives to meet specific ownership targets based on position. This requirement aligns the interests of our executives with those of our shareholders. See page 50 for more information.

🌑

Clawback provisions: The Company maintains specific provisions regarding the recovery (“clawback”) of awards to deter certain types of conduct, including conduct that could affect the accuracy of the Company’s financial statements. See page 51 for more information.

Consideration of 2019 Say-on-Pay Vote

In evaluating the design of our executive compensation programs and the specific compensation decisions for each of our NEOs, the Compensation Committee considers shareholder input, including the advisory “say-on-pay” vote at our annual meeting, in addition to other factors. In 2019, approximately 97% of the votes cast approved the compensation for our NEOs described in our Proxy Statement for the 2019 Annual Meeting of Shareholders. From time to time, our shareholders have also engaged in discussions with the Company regarding elements of our compensation program and their feedback has generally been considered in making compensation decisions. Based on this strong level of support, the Compensation Committee did not make any changes to our compensation programs or policies that were specifically driven by the results of the say-on-pay vote.

Use of Peer Group and Market Data for Our 2019 Executive Compensation Program

The Company establishes target compensation levels that are consistent with market practice and internal equity considerations relative to base salaries, annual cash incentive awards and long-term incentive grants, as well as with the Compensation Committee’s assessment of the appropriate pay element mix for the position.

In order to gauge the competitiveness of its compensation programs, the Company reviewed compensation practices and pay opportunities from general industry survey data, as well as from a selection of publicly traded peer companies. The Company attempts to position itself to attract and retain qualified senior executives in the face of competitive pressures in its relevant labor markets.

Specifically, in 2019, the Company used information regarding the pay practices of general industry companies in the WTW Executive Compensation Database, regressed to $3.8 billion in annual revenue. This was closely aligned to our outlook for 2019 revenue at the start of the year. The Company believes that revenue and operational footprint are appropriate indicators of the size and complexity of an organization, which should be reflected in determining compensation levels. The compensation data resulting from this analysis was a significant factor considered by the Compensation Committee with respect to its 2019 executive compensation decisions for our NEOs.

The Company also used a compensation peer group as an additional reference point when determining executive compensation. The 2019 peer group consisted of a select group of similarly sized U.S. industrial companies that our Compensation Committee believes are representative of the talent market in which we compete and consisted of the following companies:

Allison Transmission Holdings, Inc.	Dana Incorporated	Nordson Corporation

Altra Industrial Motion Corporation	Flowserve Corporation	Regal Beloit Corporation

American Axle & Manufacturing Holdings, Inc.	IDEX Corporation	Rexnord Corporation

Carlisle Companies Incorporated	ITT Inc.	Terex Corporation

Colfax Corporation	Kennametal Inc.	Trinity Industries, Inc.

Crane Co.	Meritor, Inc.	Triumph Group, Inc.

While the Compensation Committee considered peer group data in determining the general competitiveness of executive compensation, it is only one factor taken into consideration when determining the total compensation for our NEOs. The Compensation Committee also considered other factors listed in “Factors Guiding Our Decisions” on page 33.

Determining Compensation for 2019

Role of the Compensation Committee

Each year, the Compensation Committee determines the appropriate level of compensation for our NEOs. As part of this process, the Compensation Committee reviews all of the components of compensation for the NEOs and determines if each individual’s total compensation is reasonable and consistent with the Company’s compensation philosophy. The Compensation Committee reviews each component of compensation individually and in total, references competitive market data including at the 50th percentile, and, after consideration of additional factors (e.g,. the executive’s responsibilities, experience level, tenure, performance in the position and Company performance, including TSR), may make adjustments to any element of an executive’s compensation in establishing such executive’s total direct compensation.

The Compensation Committee then approves, with any modifications it deems appropriate, base salary ranges, target annual cash incentive award opportunities and long-term incentive grants for the Company’s NEOs.

In the course of this analysis and development of proposed total compensation packages, WTW, the Compensation Committee’s external compensation consultant, reviews the relevant information and discusses its findings with the Compensation Committee.

The compensation package for the CEO is determined by the Compensation Committee and approved by the independent Directors of the Board during executive session.

Role of the CEO and Management

The CEO, in consultation with executive compensation leadership and WTW, prepares compensation recommendations for the NEOs (other than the CEO) and presents these recommendations to the Compensation Committee. These recommendations are based on the CEO’s personal review of each NEO’s performance, internal equity considerations, job responsibilities and importance to our overall business strategy, as well as our compensation philosophy. Although these recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation for the NEOs.

As part of this process, individual elements of compensation provided to our NEOs are generally compared to general industry market data and peer group data and the total compensation package is considered in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. Total direct compensation (base salary, annual cash incentive and long-term incentive grants) also is evaluated in relation to the total compensation for positions with similar levels of responsibility derived from the general industry market data and peer group data.

Role of the Compensation Consultant

To add rigor in the review process and to inform the Compensation Committee of market trends, the Compensation Committee engages the services of WTW, an independent executive compensation consultant, to analyze our executive compensation structure and plan designs, and to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of shareholders. WTW also provides the Compensation Committee with market data, which the Compensation Committee generally references as a market check when determining compensation for executive officers.

In 2019, WTW’s primary areas of assistance to the Compensation Committee were:

🌑	Gathering information related to current trends and practices in executive compensation in response to questions raised by the Compensation Committee and management;

🌑	Reviewing information developed by management for the Compensation Committee and providing its input on such information to the Compensation Committee;

🌑	Attending and participating in meetings with the Compensation Committee, as well as briefings with the Compensation Committee Chair and management prior to meetings; and

🌑	Reviewing with management and the Compensation Committee materials to be used in preparing the Company’s Proxy Statement.

The Compensation Committee has authorized WTW to interact with the Company’s management, as needed, on behalf of the Compensation Committee with respect to executive compensation matters. WTW also provides actuarial, pension administration and other services to the Company, which are unrelated to the work that WTW provides to the Compensation Committee. The WTW consultants who advise the Compensation Committee are different from the WTW employees who perform work for the Company in other areas. In order to maintain independence, WTW has adopted formal executive compensation consulting protocols that help to ensure that its advice to the Compensation Committee is fully objective and independent and that the business unit providing such advice remains separate from WTW’s other business units that provide advice to the Company’s management. For more information regarding fees paid to WTW by the Company in 2019 and the Compensation Committee’s assessment that there is no conflict of interest in the work performed by WTW with respect to executive compensation, see page 21 of the Proxy Statement.

Key Elements of the Executive Compensation Program

	Link to Program Objectives	Type of Compensation	Key Features

Base Salary	A standard compensation element in executive compensation packages, offering market competitive fixed compensation to attract and retain talent	Cash	Provides a consistent source of income

Annual Cash Incentive	A cash-based award that encourages executives to focus on specific annual corporate performance goals	Cash	Target incentive opportunity is set as a percentage of base salary, and award is paid out only if threshold performance levels are met

Long-Term Incentive: Nonqualified Stock Options*	Helps ensure that executive pay is directly linked to stock price appreciation and promotes retention	Long-Term Equity	Four-year vesting and 10-year exercise period; NEOs holding nonqualified stock options will only receive value if the stock price rises

Long-Term Incentive: Performance-Based Restricted Stock Units	Requires achievement of specified strategic financial and operating metrics over a three-year period that the Compensation Committee believes are highly correlated to driving long-term shareholder value; it also further aligns the long-term financial interests of our executives with those of our shareholders	Long-Term Equity	Designed to reward executives for attainment of specified three-year corporate performance goals; value is delivered in equity to align with shareholder experience; cumulative dividend equivalents are paid in cash based on the actual number of shares delivered at the end of the three-year performance cycle

Long-Term Incentive: Time-Based Restricted Stock Units	Rewards long-term shareholder value creation, enhances executive stock ownership and promotes retention	Long-Term Equity	Four-year time vesting; value is delivered in equity to align with shareholder experience; cumulative dividend equivalents are paid in cash upon vesting

Retirement and Savings Benefits	An element of our benefits program that helps attract and retain executive talent	Benefit

NEOs receive retirement and savings benefits through several plans:

🌑    Qualified and nonqualified defined contribution plans**;

🌑   Qualified and nonqualified defined benefit plans**; and

🌑    Deferred compensation plan

Other Benefits	Keeps program competitive and provides health, disability and life insurance protection for executives	Benefit	Perquisites are limited in amount and use

Severance and Change in Control Agreements	Helps ensure NEOs remain focused on creating sustainable performance	Benefit

Agreements help protect the Company and the NEOs from risks by providing:

🌑    Economic stability;

🌑   Death or disability payments; and

🌑    Payments and benefits in the event of a qualifying termination of employment, including in connection with a change in control

* Starting in 2020, we eliminated use of nonqualified stock options from our long-term incentive award mix to further align with current market practices and increase focus on meeting our performance objectives.

**See “Retirement Programs” on page 47 for NEO eligibility.

Analysis of 2019 Compensation

Base Salary

Base salaries for the NEOs are intended to reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. The Compensation Committee initially determines base salary ranges for the NEOs based on external general market and peer group data for salary practices for positions with similar levels of responsibility. The Compensation Committee also reviews base salaries for the NEOs annually in light of each officer’s experience, leadership, current salary and position in the salary range. The base salary decisions described below were made based on these considerations.

Establishing Base Salaries When establishing base salaries for NEOs, the Compensation Committee considers general industry data for comparable roles and peer group data as a general guideline.

2019 Base Salary Decisions:

🌑	CEO: Mr. Kyle received a base salary increase of 4.0% in March 2019; and

🌑

Other NEOs: Mr. Coughlin, Mr. Fracassa and Mr. Myers received a base salary increase of 4.0% in March 2019. Mr. Roellgen received a base salary increase of 3.0% in March 2019 and then received a base salary increase of 10.4% in May 2019 in connection with his appointment to his current position as an executive officer.

Annual Cash Incentive

The Company’s annual cash incentive program provides the NEOs with the opportunity to earn additional compensation based on the achievement of annual corporate performance goals established by the Compensation Committee and approved by the Board. It is intended to focus the NEOs on specific performance goals in the applicable year. For all NEOs except Mr. Roellgen, the 2019 annual cash incentive opportunity was delivered through the SEMPP. Mr. Roellgen’s 2019 annual cash incentive was delivered through the corporate plan described below since he was appointed as an executive officer mid-year.

Linking Compensation to Performance

The Compensation Committee established adjusted EBIT as the primary performance measure because it believes this measure is closely correlated with the creation of shareholder value.

In prior years, our SEMPP permitted us to grant awards that could potentially qualify for the “performance-based compensation” exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). However, as a result of U.S. federal tax reform legislation adopted in late 2017 (“U.S. Tax Reform”), that exemption was no longer available for SEMPP awards (beginning with award opportunities granted for 2018). Starting in 2020, the Company has discontinued the use of the SEMPP and instead will deliver annual cash incentive opportunities to the NEOs under the shareholder-approved Long-Term Incentive Plan.

In 2019, the Company used adjusted EBIT, adjusted EBIT margin, and free cash flow (based on adjusted earnings used for external reporting, further adjusted to exclude post-closing operating results of acquisitions) as the performance measures for funding the SEMPP. Mr. Kyle, as CEO, had a target award opportunity of 120% of base salary and the other NEOs had target award opportunities ranging from 45% to 75% of base salary in 2019.

Setting Targets and Aligning the Executive Annual Cash Incentive Plan with the Corporate Annual Cash Incentive Plan

Like other eligible corporate Company employees, our NEOs have the opportunity to receive an annual cash incentive award for meeting or exceeding a series of individual and collective performance targets over the course of the year. While the SEMPP is the plan the NEOs (other than Mr. Roellgen) participate in, the payouts from this plan take into account payouts associated with the Company’s corporate annual cash incentive plan that covers other eligible corporate employees generally. Annual cash incentive payouts are determined by:

🌑	Corporate performance (measured by adjusted EBIT, adjusted EBIT margin and free cash flow); and

🌑	Individual performance (for 2019, annual cash incentive payments were not adjusted as a result of individual performance for any of the NEOs).

Specific factors that go into setting the targets include consideration of prior-year results for the Company as compared to results for U.S. industrial peers, current market conditions, cyclicality and outlook, acquisitions, divestitures, past targets and performance against those targets, and macro-economic factors such as currency rates.

Performance goals for the Company’s corporate annual cash incentive plan were set near the beginning of 2019. The 2019 adjusted EBIT target was set approximately 62% higher than the 2018 adjusted EBIT target, and represents a 19% increase over actual 2018 adjusted EBIT results (using comparable exclusions).

The 2019 adjusted EBIT margin target of 14.1% was set at a level that was 260 basis points higher than the 2018 adjusted EBIT margin target of 11.5% and 10 basis points higher than 2018 actual adjusted EBIT margin results of 14.0%.

The 2019 free cash flow target (which was newly added for 2019) of $310 million was set at a level that was 41% higher than 2018 free cash flow results.

In addition to the performance measures used in the SEMPP, performance against the corporate annual cash incentive plan goals is a factor the Compensation Committee considers when determining an NEO’s annual cash incentive payout. A summary of performance and calculated payouts for 2019 annual cash incentives are shown in the section below.

2019 Annual Performance Award Decisions

Under the SEMPP, actual performance under the three financial metrics must reach the respective minimum threshold for that portion of the SEMPP award to be funded. Performance targets and actual performance levels for the 2019 SEMPP and corporate annual cash incentive plan are shown in the tables below. Straight-line interpolation is used to calculate actual payouts under the plan.

SEMPP

	Threshold	Target	Maximum	Actual
Adjusted EBIT (60% weighting)	$338M	$579M	$753M	$568M (165.7% funding)

Adjusted EBIT Margin (20% weighting)	9.5%	14.1%	16.0%	15.2% (222.9% funding)

Free Cash Flow (20% weighting)	$210M	$310M	$450M	$408M (233.3% funding)

Plan Funding	80%	170%	260%	191.0% funding

Corporate Annual Cash Incentive Plan

	Threshold	Target	Maximum	Actual
Adjusted EBIT* (60% weighting)	$405M	$579M	$753M	$568M (96.7% payout)

Adjusted EBIT Margin (20% weighting)	9.5%	14.1%	16.0%	15.2% (158.8% payout)

Free Cash Flow**(20% weighting)	$210M	$310M	$450M	$408M (170.3% payout)

Plan Payout	50%	100%	200%	123.9% payout

*Adjusted EBIT less than $338 million would have resulted in zero payout for the plan. Between $338 million and $405 million, a payout under the Adjusted EBIT Margin metric and/or Free Cash Flow metric would have been possible.

**If Adjusted EBIT does not exceed the prior year’s actual results then the payout under the Free Cash Flow metric cannot exceed 100%.

Actual performance for adjusted EBIT, adjusted EBIT margin, and free cash flow caused the 2019 SEMPP to be eligible to fund at 191.0% of target. However, the calculated award for the 2019 corporate annual cash incentive plan was 123.9% for corporate participants. Accordingly, the Compensation Committee used negative discretion to reduce payouts under the SEMPP to be in line with the corporate plan (reflected in the chart above), resulting in a 2019 cash award payout of 123.9% of the target opportunity for Messrs. Kyle, Fracassa, Coughlin, and Myers. Mr. Roellgen’s 2019 cash award payout was made under the corporate plan because he was not a participant in the SEMPP for 2019 (due to his mid-year appointment as an executive officer). While payouts to participants in the corporate plan are subject to certain multipliers based upon individual performance, seniority and employment grade, no similar multipliers were applied to the 2019 cash award payouts for the NEOs, including Mr. Roellgen. The SEMPP metrics were chosen to drive short-term operational business priorities that the Compensation Committee believes will help drive shareholder value over time. The targets for both the SEMPP and the corporate plan for 2019 were established at more challenging levels than 2018 results and the payouts are a reflection of very strong results for 2019 as the Company significantly improved adjusted EBIT, adjusted EBIT margin, and free cash flow from the prior year.

Long-Term Incentives

The Compensation Committee administers the Long-Term Incentive Plan, which was approved by our shareholders at our 2019 annual meeting and succeeds the Predecessor Long-Term Incentive Plan, under which no further grants will be made. Awards under the Long-Term Incentive Plan can be made, and under the Predecessor Long-Term Incentive Plan could be made, in the form of common shares, nonqualified stock options, incentive stock options, stock appreciation rights, performance shares, performance units, restricted shares, restricted stock units, deferred shares and dividend equivalents. All long-term incentives settle in equity to further align our executives’ long-term financial interests with those of our shareholders. In 2019, the Company granted to the NEOs under the Predecessor Long-Term Incentive Plan:

🌑

Nonqualified stock options that vest 25% per year over four years with a 10-year exercise period and are intended to provide value to the holder only to the extent that the share price rises above the market price of the common shares at the time the option is granted;

🌑

Performance-based restricted stock units that are earned based on the achievement over a three-year period of strategic, financial and operating metrics and are intended to further align the long-term financial interests of our executives with those of our shareholders and link compensation to building long-term shareholder value; and

🌑	Time-based restricted stock units that vest 25% per year over four years and provide strong alignment between the interests of Company executives and shareholders.

The value of each type of long-term incentive grant is linked directly to the performance of the Company or the price of its common shares. In the case of stock options, the recipient recognizes value only to the extent that the share price on the exercise date exceeds the grant date exercise price. For performance-based restricted stock units, the value of the grant is tied to both the Company’s share price and the achievement of financial and operating metrics, while the value of time-based restricted stock units is directly linked to the Company’s share price.

In each case described above, an executive generally must remain employed by the Company for a specified period of time to earn the full value of an award, which aids the Company in retaining executives. In total, the Company believes that these grants provide a balanced focus on shareholder value creation and retention of key managers over the course of a full business cycle. These grants also serve to balance the short-term operating focus of the Company and align the long-term financial interests of executive management with those of our shareholders.

The size of the long-term incentive grants and the allocation of grant value among the long-term incentive grant types are based on a combination of an analysis of market practice and the relative importance of the objectives behind each of the grants.

2019 Long-Term Incentive Decisions

For the annual grants made in February 2019, the target value to be delivered in nonqualified stock options, performance-based restricted stock units and time-based restricted stock units was 425% of the base salary midpoint for Mr. Kyle, and between 95% and 215% of the base salary midpoint for the other NEOs. The allocation percentage between the three types of equity for NEOs receiving the annual grant was 30% nonqualified stock options, 50% performance-based restricted stock units and 20% time-based restricted stock units.

Driving Shareholder Return

Long-term incentive grants are intended to balance short-term operating objectives of the Company with long- term objectives and align the financial interests of our executives with those of our shareholders.

In determining the number of shares or options granted in 2019, the target value for each grant was converted to a number of shares or options, respectively, based on the opening share price on the day of the grant.

For 2019, the Compensation Committee made long-term incentive grants at the first regularly scheduled meeting when the Compensation Committee determined all elements of the NEOs’ compensation for the year.

Stock Options

In 2019, our key employees (including the NEOs) received nonqualified stock options that:

🌑	Have an exercise price equal to the opening share price on the date of grant;
🌑	Will vest over a four-year period in equal amounts each year; and
🌑	Will expire ten years after the date of grant.

Under accounting rules, nonqualified stock options are expensed over the vesting period using the Black-Scholes value on the date of grant.

Starting in 2020, the Company discontinued the use of nonqualified stock options from its long-term incentive award mix to further align with current market practices and to increase focus on meeting our performance objectives. The 2020 mix of performance-based restricted stock units (60%) and time-based restricted stock units (40%) simplifies our compensation structure, puts greater emphasis on achieving our long-term performance goals and aligns executive compensation with long-term shareholder returns. For information about the specific number of stock options awarded in 2019 to each NEO, see the “2019 Grants of Plan-Based Awards” table on page 55.

Performance-Based Restricted Stock Units

To further align the long-term interests of executive leadership with those of our shareholders, and to provide an incentive to achieve long-term financial and operating objectives, the Compensation Committee granted performance-based restricted stock units to key employees (including the NEOs) that vest based on the achievement of specified performance objectives. Performance-based restricted stock units also serve to both reward and retain executives, as the receipt of a payout is linked to performance and the value of the payout is linked to the share price when the shares vest. Cumulative dividend equivalents are paid in cash based on the actual number of shares delivered at the end of the performance cycle.

2019-2021 Performance-Based Restricted Stock Units Cycle

The performance metrics for performance-based restricted stock units granted in 2019 were cumulative adjusted EPS and adjusted ROIC for a three-year performance period (2019-2021). The Compensation Committee selected these metrics because it believed they are highly correlated to driving long-term shareholder value and key elements to achievement of the Company’s business strategy. Actual performance for adjusted EPS and adjusted ROIC is calculated based on fully adjusted earnings as used for external reporting (net of taxes), with adjustments to exclude the effect of material changes in accounting principles or methods that are not reflected in the plan. For the 2019-2021 performance-based restricted stock unit cycle, the adjusted EPS target reflected a 6% compound annual growth rate (“CAGR”) over actual 2018 adjusted EPS (using comparable exclusions), which was a record at the time, resulting in the cumulative adjusted EPS target for the 2019-2021 performance-based restricted stock unit cycle being set approximately 71% higher than the actual cumulative adjusted EPS results for the 2016-2018 cycle, which was the most recently completed cycle at the time the 2019-2021 target was established. The 6% targeted CAGR over 2018 actual adjusted EPS results was set at a level that required meaningful improvement over the cycle. The three-year target for adjusted ROIC reflected a 100 basis point increase over the target for the 2018-2020 cycle and a 130 basis point increase over the actual ROIC for the 2016-2018 cycle. The factors that go into setting the target include consideration of prior-year results for the Company as compared to results for U.S. industrial peers, current market conditions, cyclicality and outlook, acquisitions, divestitures, past targets and performance against those targets and other factors. The Company’s performance targets for the performance-based restricted stock units granted in 2019 are shown in the table below. Straight-line interpolation is used to calculate payouts for these performance-based restricted stock units.

2019-2021 Performance-Based Restricted Stock Units Cycle: Metrics and Weightings

	Threshold	Target	Maximum
Three-Year Cumulative Adjusted EPS (60% weighting)	$8.00	$14.11	$18.34
Adjusted ROIC* (40% weighting)	8.5%	11.5%	14.0%
Plan Funding	50%	100%	200%

*Adjusted ROIC less than 6% will result in zero payout for the cycle. Between adjusted ROIC of 6% to 8.5%, a payout under the Three-Year Cumulative Adjusted EPS metric is possible.

For information about the specific performance-based restricted stock units awarded to the NEOs in 2019, see the “2019 Grants of Plan-Based Awards” table on page 55.

Results for the 2017-2019 Performance-Based Restricted Stock Units Cycle

In 2017, the NEOs received awards of performance-based restricted stock units to cover a three-year performance period (2017-2019).

The performance metrics for performance-based restricted stock units granted in 2017 were cumulative adjusted EPS and adjusted ROIC for the three-year performance period. The Compensation Committee selected these metrics because it believed they are highly correlated to driving long-term shareholder value and key elements to achievement of the Company’s business strategy. Actual performance for adjusted EPS and adjusted ROIC is calculated based on fully adjusted EPS as used for external reporting, with adjustments to exclude the effect of changes in accounting principles or methods, that are not reflected in the plan. For the 2017-2019 performance-based restricted stock unit cycle, no adjustments were made to fully adjusted EPS as used for external reporting to determine the applicable compensation adjusted metrics.

The Compensation Committee believed that the targets for the performance-based restricted stock units granted in 2017 were appropriately challenging but achievable. The adjusted EPS target for the 2017-2019 performance-based restricted stock unit cycle reflected an 8% CAGR without taking into account the effects of mark-to-market accounting and a 4% CAGR taking into account the effects of mark-to-market accounting, in each case over actual 2016 adjusted EPS results. The adjusted ROIC target for the 2017-2019 cycle was set 40 basis points higher than actual 2016 adjusted ROIC of 9.6%.

In terms of actual results for the cycle, adjusted EPS increased approximately 34% year-over-year in 2017, increased approximately 59% year-over-year in 2018 and increased approximately 10% year-over-year in 2019. As a result, the performance-based restricted stock units were earned at 191.4% reflecting record three-year cumulative adjusted EPS performance over the cycle, including record adjusted EPS results in 2018 and 2019, and improved adjusted ROIC performance from the 2016-2018 cycle. Moreover, as detailed on page 31 in the “2019 Performance” section, the Company’s three-year TSR exceeded both the median of its 2019 compensation peers and the S&P 500 Industrials over this period.

The Company’s performance goals and actual calculated results for the 2017-2019 cycle are summarized in the table below. Straight-line interpolation is used to calculate actual payouts for these performance-based restricted stock units.

2017-2019 Performance-Based Restricted Stock Units Cycle: Metrics, Weightings and Actual Results

	Threshold	Target	Maximum	Actual
Three-Year Cumulative Adjusted EPS (80% weighting)	$4.15	$6.91	$8.98	$11.41
ROIC (20% weighting)	8%	10%	13%	11.7%
Plan Funding	50%	100%	200%	191.4%

Under accounting rules, performance-based restricted stock units are expensed over the vesting period using the fair value on the date of grant and adjusted quarterly to account for actual and anticipated performance.

Time-Based Restricted Stock Units

Time-based restricted stock units that were awarded in 2019 to each NEO vest 25% each year over a four-year period. Cumulative dividend equivalents are paid in cash upon vesting. For information about the specific number of time-based restricted stock units awarded to the NEOs in 2019, see the “2019 Grants of Plan-Based Awards” table on page 55.

Under accounting rules, time-based restricted stock units are expensed over the vesting period using the fair value on the date of grant.

Retirement Programs

The Company has been transitioning, and continues to transition, away from defined benefit plans to the use of market-competitive defined contribution and employee savings plans for all eligible salaried employees, including the NEOs. The NEOs also participate in the Company’s nonqualified retirement programs based on eligibility.

Several years ago, the Company closed its primary defined benefit plan in the United States (the “Pension Plan”) to new entrants and ceased providing Excess Benefit Agreements to newly appointed officers. On October 1, 2018, the Company announced that, effective December 31, 2022, it would be freezing benefits under the Pension Plan (Mr. Coughlin and Mr. Myers participate in the Pension Plan and will cease to accrue benefits after December 31, 2022). To align with this action, on November 8, 2018, the Compensation Committee approved the freezing of benefits under the Excess Benefit Agreements, also effective as of December 31, 2022 (Mr. Coughlin, Mr. Fracassa and Mr. Kyle have Excess Benefit Agreements and will cease to accrue benefits under these arrangements after December 31, 2022).

Due to the varying tenure of our NEOs and the transition of our retirement plans, our U.S.-based NEOs participate (or participated) in different programs based on their eligibility as follows:

Name	Defined Benefit			Defined Contribution
	Qualified	Nonqualified		Qualified		Nonqualified
	Pension Plan	Supplemental Pension Plan		SIP Plan Matching Contributions	Core DC Contribution	Post-Tax Savings Plan
		Restoration Portion	Excess Benefit Agreement
Richard G. Kyle			✓	✓	✓	✓
Philip D. Fracassa			✓	✓	✓	✓
Christopher A. Coughlin	✓	✓	✓	✓		✓
Ronald J. Myers	✓	✓		✓		✓

Because Mr. Roellgen is based in Colmar, France, he does not participate in the U.S. plans outlined above. A summary of the plans in which he participates is set forth below.

The following is a summary of the plans in which the NEOs other than Mr. Roellgen participate (or participated):

🌑

Qualified Pension Plan: The Pension Plan benefit replaces a targeted percentage of pre-retirement income, subject to limits on benefits and compensation imposed by the Code. Eligible salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003 participate in the Pension Plan, which provides an annual benefit of 0.75% times Final Average Earnings times years of service. “Final Average Earnings” is based on the highest five non-consecutive years of eligible compensation over the 10 years preceding retirement. Eligible compensation includes base salary and annual cash incentive, but excludes long-term incentives. The benefit is payable beginning at age 65 for the lifetime of the employee, with alternative forms of payment, including a lump sum option, available with actuarial adjustments. Participants may retire early if they meet certain eligibility requirements, with the benefit reduced if started before age 62. As of December 31, 2019, Mr. Coughlin and Mr. Myers are both eligible for early retirement.

🌑	Nonqualified Supplemental Pension Plan: The Supplemental Pension Plan benefit replaces a targeted percentage of pre-retirement income. There are two components to this plan:

(1)	Restoration Portion: A restoration portion restores benefits to affected Company employees that would otherwise be provided under the Pension Plan were it not for Code limits; and

(2)

Individual Excess Benefits Agreements: These arrangements are for “grandfathered” NEOs and provide for a benefit based on Final Average Earnings as described above with offsets for other Company-provided benefits.

Supplemental retirement benefits for NEOs who have an Excess Benefits Agreement will be calculated using a target benefit of 60% of Final Average Earnings, offset by the sum of: (a) an annuity which could be purchased at market rates with the value of Company matching contributions and “Core DC” contributions made under the Company’s Savings and Investment Retirement Plan (the “SIP Plan”), and “Post-Tax Savings Plan” contributions, in each case using assumed contribution rates and assuming earnings were accumulated at an 8% interest rate until benefit commencement, and (b) any Company-provided defined benefit pensions. The net benefit after offsets is automatically paid as a lifetime annuity or an unadjusted 50% joint-and-survivor annuity depending on whether the executive is married when benefits commence. Alternatively, the executive can elect an actuarially equivalent lump sum.

Participating NEOs ratably earn the 60% benefit over 10 years (15 years for Mr. Kyle) of Company service. All participating NEOs have at least five years of officer service, and are therefore fully vested in this benefit to the extent it is earned. Participating NEOs can retire after age 55, but the benefit is reduced by 4% for each year benefits commence prior to age 62.

🌑

Qualified SIP Plan Matching Contributions: The SIP Plan is a savings plan which matches 100% on the first 3% of pay contributed by the employee plus 50% on the next 3%, subject to Code limits on compensation and contributions.

🌑

Qualified Core DC Contributions: Core DC contribution refers to non-matching Company contributions provided within the SIP Plan to eligible U.S.-based salaried employees not earning Pension Plan service. Contributions range from 1% to 4.5% of eligible compensation (up to Code limits) based on an employee’s age plus years of service. Employees impacted by the December 31, 2022 freezing of benefits under the Company’s primary U.S. defined benefit pension plan will be eligible to receive the Core DC contribution under the SIP Plan after December 31, 2022.

🌑	Nonqualified Post-Tax Savings Plan: The Post-Tax Savings Plan is intended to restore benefits that would be provided under the SIP Plan were it not for Code limits. Affected employees have the option each year of taking these contributions in taxable cash or to defer the amounts with interest credited at a market-based interest rate (currently prime + 1%).

Because Mr. Roellgen is based in Colmar, France, he does not participate in the U.S. plans outlined above. Instead, Mr. Roellgen participates in a legally required French Retirement Indemnity Plan (the “FRIP”) as well as the Timken Europe Supplementary Pension Plan with Defined Benefits (the “Europe Executive Plan”). The FRIP covers all French employees and pays a lump sum benefit based on service. The maximum FRIP benefit payable is six months of pay following 40 years of service. Mr. Roellgen’s benefits under the Europe Executive Plan are equal to 10% of his highest 3 years of pension earnings multiplied by the ratio of his years of service at December 31, 2012 to his years of service at retirement. The benefit is paid in the form of a 60% joint-and-survivor annuity. The Europe Executive Plan benefit vests only upon his retirement from the Company. While his accumulation of years of service was frozen under the Europe Executive Plan in 2012, his benefit continues to reflect compensation increases since 2012. Following the freeze of accumulation of years of service under the Europe Executive Plan, Mr. Roellgen commenced receiving benefits under the Company’s French qualified defined contribution plan (the “French DC”). The French DC provides contributions of 4% of eligible compensation to certain employees under French law.

Deferred Compensation

The Company permits certain employees, including the U.S.-based NEOs, to participate in a 1996 Deferred Compensation Plan, as amended and restated effective January 1, 2019 (the “Deferred Compensation Plan”), that allows them to defer the receipt, on a pre-tax basis, of a portion of their salary, employee or Company 401(k) or core defined contributions in excess of tax limits and/or incentive compensation payable in cash, until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. All of the NEOs (other than Mr. Roellgen) were eligible to participate in the Deferred Compensation Plan during 2019, but none earned “above-market” or preferential interest, as defined by the SEC.

The Deferred Compensation Plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control of the Company, as defined in the Deferred Compensation Plan, participants are entitled to receive deferred amounts immediately. The Compensation Committee believes that providing employees with tax deferral opportunities aids in recruitment and retention.

The value of deferred compensation amounts is quantified each year and this program is reviewed periodically for its competitiveness. The value of deferred compensation has not had a significant impact on decisions regarding salary, annual cash incentive awards or long-term incentive grants for our NEOs.

Other Benefits

The NEOs are eligible to participate in benefit programs offered to certain other employees, including health, disability and life insurance programs.

Additionally, Mr. Roellgen participates in the Timken European Stock Ownership Plan (the “TESOP”). The TESOP is a stock ownership plan established in accordance with French law that allows participants to make contributions to a fund with a corresponding company match of up to 1.7% (subject to certain legal limits) that invests a portion of the contribution in Company stock. Mr. Roellgen also participates in a legally required French profit sharing plan that provides a nominal benefit.

The NEOs also may receive certain limited perquisites, including executive physicals, access to corporate country club memberships (although personal expenses are not reimbursed), and travel for spouses when accompanying NEOs on business travel. Mr. Roellgen also receives reimbursement of Company car-related expenses in accordance with local benefits practices in France.

The Company does not provide tax gross-ups for these benefits to executives. These benefits are intended to provide executives with a competitive perquisite program that is reasonable and consistent with the Company’s overall approach to executive compensation. The total cost of these benefits is a very small percentage of each NEO’s total compensation.

Severance Agreements

In addition to retirement payments, the Company provides termination-related payments through severance agreements with individual NEOs in the event of involuntary termination of employment without cause or, following a change in control, in the event of involuntary termination of employment without cause or termination of employment by the executive under certain circumstances. Severance agreements are provided based on competitive market practice and the Company’s desire to ensure some level of income continuity should an executive’s employment be terminated without cause or terminated under other qualifying circumstances. The Company believes that providing for such income continuity results in greater management stability and lower unwanted management turnover.

The level of severance benefits reflects the Company’s perception of competitive market practice for the NEOs’ positions, based on an assessment by WTW. Severance pay was established as a multiple of base salary and actual annual cash incentive compensation. In the event of a qualifying termination of employment, an NEO would also be entitled to vesting of equity-based awards in accordance with the respective grant agreement, health and welfare benefits, outplacement services, and (in the event of a qualifying termination that follows a change in control) benefits under our retirement benefit programs. The types of severance benefits for which our NEOs are potentially eligible, and the potential benefit and compensation amounts, are further described and quantified below under “Potential Payments Upon Termination or Change in Control” on page 60 and in the “Termination Scenarios” table on page 64.

The severance agreements do not contain excise tax gross-up provisions.

Stock Ownership Guidelines

Stock ownership guidelines have been established for all senior executives (including the NEOs) and are intended to align the interests of executive management with those of our shareholders. These guidelines establish a specific ownership target for each of the NEOs.

In determining whether the executive met his or her individual ownership target for 2019, the Company considered shares owned by the executive and full-value equity awards held by the executive, including deferred shares and time-based restricted stock units (stock settled) still subject to vesting conditions. Performance-based shares/units are not counted towards ownership until they are vested, and shares that are subject to unexercised options are not counted towards ownership.

The stock ownership requirement is based on a multiple of base salary. Each NEO must meet this requirement within five years of becoming an NEO. The NEO must retain any net shares after tax until the ownership requirement is met. If ownership falls below the requirement due to a decline in share price, the expectation would be for the NEO to maintain net shares after tax with respect to vested equity awards until the ownership requirement is met. The stock ownership guidelines do not require purchasing shares on the open market, but rather maintaining net shares on future vestings. As of December 31, 2019, all NEOs (except Mr. Myers) exceeded their individual ownership target. Mr. Myers was appointed as Executive Vice President, Human Resources in November 2017 and is on track to achieve his ownership requirement within the five-year time frame.

Stock Ownership Requirement - Multiple of Base Salary
Mr. Kyle	5x
Mr. Coughlin, Mr. Fracassa, Mr. Myers	3x
Mr. Roellgen	2x

Anti-Hedging/Pledging Policies

The Company has adopted formal policies that prohibit our Directors, NEOs, Officers, and employees (and related persons) from pledging Company common shares or hedging the economic risk related to such stock ownership. In addition to prohibiting hedging transaction generally, the policies also expressly forbid use of the following types of hedging transactions: puts, calls, short sales, and the purchase of company stock on margin.

Compensation Risk Assessment

The Compensation Committee regularly reviews the risk associated with the Company’s compensation programs. As part of this process, the Compensation Committee reviewed a comprehensive risk assessment conducted by WTW in 2016 and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In 2017, 2018 and 2019, the Compensation Committee discussed any year-over-year changes that could impact risk with WTW. The Compensation Committee and WTW concluded that no plan changes were implemented in 2017, 2018, or 2019 that would affect materially the existing risk profile of the compensation programs, and that several of our current practices effectively mitigate risk and promote performance.

Clawback Provisions

The Company maintains specific provisions regarding the recovery of awards to deter certain types of conduct, including conduct that could affect the accuracy of the Company’s financial statements. These provisions apply to both short- and long-term incentive programs where, if personal misconduct or any fraudulent activity on the part of the executive leads to the restatement of Company financial results, the Company can clawback an award. In such cases, the Compensation Committee has discretion, based on applicable facts and circumstances, to cause the Company to seek to recover all or any portion of the equity-based or cash incentive paid or payable to the executive for some or all of the years covered by the restatement.

Certain Tax and Accounting Considerations

Among relevant considerations, the Company generally considers the overall expense arising from aggregate executive compensation, as well as the accounting and tax treatment of such programs, in setting executive compensation. Section 162(m) of the Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives (and, beginning in 2018, certain former executives) to the extent such compensation exceeds $1 million per executive in any fiscal year. Historically, compensation that satisfies the Code’s requirements for performance-based compensation has not been subject to that deduction limitation, but that exemption was repealed through U.S. Tax Reform, effective for taxable years beginning after December 31, 2017, unless transition relief for certain compensation arrangements in place as of November 2, 2017 is available. The Compensation Committee retains the flexibility to provide compensation it determines to be in the best interests of Timken and its shareholders even if that compensation ultimately is not deductible for tax purposes. Moreover, even if the Company has in the past intended to grant compensation that qualified as performance-based compensation for purposes of Section 162(m), the Company cannot guarantee that such compensation will so qualify or ultimately will be deductible by it.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A for the year ended December 31, 2019 with our management. Based on the review and discussion referred to above, the Compensation Committee recommended to our Board, and our Board approved, the inclusion of the CD&A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and this Proxy Statement for filing with the SEC.

Ajita G. Rajendra (Compensation Committee Chair)
John A. Luke, Jr.
Elizabeth A. Harrell
Christopher L. Mapes
James F. Palmer
Jacqueline F. Woods

EXECUTIVE COMPENSATION

2019 Summary Compensation Table

The following table sets forth information concerning compensation for our NEOs for 2019, 2018 and 2017, as applicable:

Name and Principal Position	Year	Salary	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total

Richard G. Kyle	2019	$981,667	$3,095,955	$1,326,112	$1,459,000	$4,434,000	$582,517	$11,879,251

President & CEO	2018	$941,667	$2,913,413	$1,248,177	$1,982,811	$1,303,000	$331,204	$8,720,272

	2017	$900,000	$2,912,604	$1,248,150	$1,477,656	$1,706,000	$359,563	$8,603,973

Philip D. Fracassa	2019	$558,775	$778,515	$333,624	$519,049	$1,699,000	$188,155	$4,077,118

Executive Vice President and Chief	2018	$536,459	$706,586	$302,526	$705,993	$202,000	$194,194	$2,647,758

Financial Officer	2017	$512,500	$645,104	$275,865	$525,902	$670,000	$142,474	$2,771,845

Christopher A. Coughlin	2019	$548,175	$911,640	$390,385	$509,203	$1,664,000	$167,120	$4,190,523

Executive Vice President, Group	2018	$527,917	$911,976	$390,248	$694,752	$0	$104,786	$2,629,679

President	2017	$515,041	$911,535	$390,345	$528,510	$833,000	$218,798	$3,397,229

Ronald J. Myers	2019	$386,353	$350,385	$150,167	$283,249	$545,000	$58,969	$1,774,123

Executive Vice President, Human	2018	$372,075	$289,109	$123,995	$359,084	$132,000	$51,647	$1,327,910

Resources	2017	$330,661	$289,106	$123,755	$248,826	$246,000	$37,617	$1,275,965

Andreas Roellgen (1)	2019	$309,520	$191,700	$81,670	$172,509	$267,000	$58,903	$1,081,302

Vice President, Europe, Asia and

Africa

(1)

Mr. Roellgen’s compensation is generally based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen into dollars for purposes of the Change in Pension Value and Nonqualified Deferred Compensation Earnings column was €1.00 = $1.1213, which was the applicable exchange rate as of December 31, 2019. For all other columns in this table, the conversion rate used for purposes of converting the Euros earned by Mr. Roellgen into dollars was €1.00 = $1.1195, which was calculated by averaging monthly exchange rates for the calendar year which we believe provides a reasonable representation of his compensation by accounting for currency exchange fluctuations that occurred throughout the calendar year.

(2)

The amounts shown in this column for 2019 include the grant date fair market value of time-based restricted stock units granted in 2019. See the description of time-based restricted stock units on page 47. Additionally, this column includes the grant date fair market value of the performance-based restricted stock units for the 2019-2021 performance cycle at target. See the description of the performance-based restricted stock units on page 45. Should performance equal or exceed the maximum goals for these performance-based restricted stock units, the grant date fair value for such awards would be: Mr. Kyle - $4,421,880; Mr. Fracassa - $1,111,860; Mr. Coughlin - $1,301,430; Mr. Myers - $500,550; and Mr. Roellgen - $272,640. The amounts shown in this column are computed in accordance with FASB ASC Topic 718.

(3)

The amounts shown in this column for 2019 represent the grant date fair value of nonqualified stock options granted in 2019 (calculated in accordance with FASB ASC Topic 718) using the Black-Scholes model. All stock options vest at a rate of 25% per year. Assumptions used to determine the value of these nonqualified stock options are listed in the discussion of Stock Compensation Plans in Note 13 of the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

(4)

The amounts shown in this column for 2019 represent actual cash award payouts under the annual cash incentive plan for 2019 performance. For Mr. Roellgen, the amount shown also includes a payment of €5,002 under the Company’s legally required French profit sharing plan.

This payment reduced what he would have otherwise been entitled to receive under the annual cash incentive plan by an equal amount.

(5)

The amounts shown in this column for 2019 represent the difference between the accumulated benefit amounts shown in the 2019 Pension Benefits Table as of December 31, 2019 and those amounts calculated as of December 31, 2018. See “2019 Pension Benefits Table” on page 59 for a description of how the amounts as of December 31, 2019 were calculated. For U.S.-based NEOs, the amounts as of December 31, 2018 were calculated in the same manner as the December 31, 2019 amounts, except that discount rates of 4.38% for nonqualified plans and 4.39% for qualified plans were used (compared to discount rates of 3.51% for the 2019 amounts for nonqualified benefits and 3.52% for the 2019 amounts for qualified benefits). For Mr. Roellgen, the amounts as of December 31, 2018 were calculated in the same manner as 2019 amounts, except that a discount rate of 1.50% was used (compared to a discount rate of 0.75% for 2019). For 2019, liabilities were determined assuming no probability of termination, retirement, death, or disability before age 62, the earliest age unreduced pension benefits are payable from the applicable plans in each case. A measurement date of December 31, 2019 was used for all NEOs. The year-over-year increase in actuarial pension values is primarily driven by the current environment of low interest rates.

Several years ago, the Company closed the Pension Plan to new entrants and ceased providing Excess Benefit Agreements to newly appointed officers. Effective December 31, 2022, the Company is freezing benefits under both the Pension Plan and the Excess Benefit Agreements. See the “Retirement Programs” section on page 47 for additional details.

(6)	The amounts shown in this column for 2019 are detailed in the following table:

Name	Annual Company Contribution to SIP, Core DC, and/or French DC (a)	Annual Company Contribution to Post-Tax Savings Plan (b)	Executive Physicals	Personal Use of Company Country Club Memberships (c)	Spousal Travel and Related Expenses (d)	Cash Dividend Equivalents (e)	Life Insurance (f)	Other (g)

Richard G. Kyle	$23,800	$226,613	$1,904	$1,406	$3,184	$323,123	$2,487	-

Philip D. Fracassa	$22,400	$78,592	$2,059	$10,455	$1,804	$71,490	$1,355	-

Christopher A. Coughlin	$12,600	$43,332	$2,121	$1,545	$3,937	$101,103	$2,482	-

Ronald J. Myers	$12,600	$20,945	$1,719	-	$171	$20,968	$2,566	-

Andreas Roellgen	$21,050	-	$2,632	-	-	$20,388	$1,896	$12,937

(a)

“SIP” refers to the Savings and Investment Retirement Plan, which is the Company’s primary U.S. qualified defined contribution plan for eligible salaried employees, under which the Company makes matching contributions and “Core DC” contributions to the accounts of eligible U.S. salaried employees. Messrs. Kyle, Fracassa, Coughlin, and Myers received SIP matching contributions during 2019. Messrs. Kyle and Fracassa received Core DC contributions during 2019. “French DC” refers to the Company’s French qualified defined contribution plan under which Mr. Roellgen received contributions. See the “Retirement Programs” section on page 47 for plan details.

(b)

The “Post-Tax Savings Plan” is the Company’s non-tax qualified restoration plan for eligible U.S. salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the Code.

(c)

The amounts shown for personal use of country club memberships reflect prorated amounts of Company-paid annual membership dues in 2019 that relate to personal use by the NEOs. There are no incremental costs to the Company for personal use, as all such costs are borne by the NEO.

(d)

The amounts shown for spousal travel include actual and estimated incremental travel expenses for when a spouse accompanied an NEO on business travel. No tax gross-ups on the related imputed income are paid.

(e)	Reflects cumulative dividend equivalents paid in cash upon vesting for time-based restricted stock units and performance-based restricted stock units.

(f)

The amounts shown represent the actual premiums paid by the Company for term life insurance (which is provided by the Company for all eligible employees at a level equal to one times their annual salary) and long-term disability insurance.

(g)	This column reflects Mr. Roellgen’s Company car benefit as well as Company contributions into his TESOP.

2019 Grants of Plan-Based Awards

The following table sets forth information concerning certain grants made to our NEOs during 2019:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)	Closing Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Richard G.	02/12/2019 RSUs (1)							20,775				$885,015

Kyle	02/12/2019 SEMPP (2)	$117,800	$2,002,600	$3,062,800
	02/12/2019 NQSOs (3)								138,425	$42.60	$43.28	$1,326,112
	02/12/2019 Perf RSUs (4)				10,380	51,900	103,800					$2,210,940
Philip D.	02/12/2019 RSUs (1)							5,225				$222,585

Fracassa	02/12/2019 SEMPP (2)	$41,908	$712,438	$1,089,612
	02/12/2019 NQSOs (3)								34,825	$42.60	$43.28	$333,624
	02/12/2019 Perf RSUs (4)				2,610	13,050	26,100					$555,930
Christopher A.	02/12/2019 RSUs (1)							6,125				$260,925

Coughlin	02/12/2019 SEMPP (2)	$41,113	$698,923	$1,068,942
	02/12/2019 NQSOs (3)								40,750	$42.60	$43.28	$390,385
	02/12/2019 Perf RSUs (4)				3,055	15,275	30,550					$650,715
Ronald J.	02/12/2019 RSUs (1)							2,350				$100,110

Myers	02/12/2019 SEMPP (2)	$22,870	$388,783	$594,610
	02/12/2019 NQSOs (3)								15,675	$42.60	$43.28	$150,167
	02/12/2019 Perf RSUs (4)				1,175	5,875	11,750					$250,275
Andreas	02/12/2019 RSUs (1)							1,300				$55,380

Roellgen	02/12/2019 CSTIP (2)	$13,928	$139,284	$278,568
	02/12/2019 NQSOs (3)								8,525	$42.60	$43.28	$81,670
	02/12/2019 Perf RSUs (4)				640	3,200	6,400					$136,320

(1)

The “RSUs” amounts shown reflect the time-based restricted stock units granted to each NEO in 2019 under the Predecessor Long-Term Incentive Plan. See the description of time-based restricted stock units on page 47.

(2)

The “SEMPP” amounts shown indicate possible funding levels at threshold, target and maximum performance levels under the SEMPP for 2019. The SEMPP was a shareholder-approved plan in which all the NEOs participated in 2019, except for Mr. Roellgen who participated in the Company’s corporate annual cash incentive plan for 2019 (shown as “CSTIP” above). The Compensation Committee exercised negative discretion to reduce Mr. Kyle’s, Mr. Fracassa’s, Mr. Coughlin’s, and Mr. Myers’ 2019 awards to be in line with the corporate annual cash incentive plan. Target payout amounts for each of the NEOs under the corporate annual cash incentive plan calculation were as follows: Mr. Kyle - $1,178,000; Mr. Fracassa - $419,081; Mr. Coughlin -

$411,131; Mr. Myers - $228,696; and Mr. Roellgen - $140,301. See the “Annual Cash Incentive” section on page 41 for additional details.

(3)

The “NQSOs” amounts shown reflect nonqualified stock options granted in 2019. All options granted to the NEOs were granted on February 12, 2019 with an exercise price equal to the opening price on the date of grant. All options were granted pursuant to the Predecessor Long-Term Incentive Plan, have a 10-year term and generally will become exercisable 25% per year over the four-year period from the date of the grant.

(4)

The “Perf RSUs” amounts shown indicate aggregate threshold, target and maximum award opportunities for the performance-based restricted stock units covering the 2019-2021 cycle granted to each NEO in 2019 under the Predecessor Long-Term Incentive Plan. Threshold is reflected as the minimum payout if the adjusted EPS metric payout is zero and the adjusted ROIC metric pays at threshold. See the description of the performance-based restricted stock units on page 45.

(5)

The amounts shown reflect the grant date fair market value of time-based restricted stock units, nonqualified stock options and performance-based restricted stock units granted in 2019, calculated in accordance with FASB ASC Topic 718. The fair market value of time-based restricted stock units and performance-based restricted stock units is the opening price of our common shares on the date of grant multiplied by the number of shares granted (or, for performance-based restricted stock units, the “target” number of shares granted, which represents the probable outcome of the applicable performance conditions as of the grant date). The fair market value of options is determined by using the Black-Scholes model.

For more information regarding certain compensation arrangements with our NEOs, please refer to the “Potential Payments Upon Termination or Change in Control” section on page 60. For information regarding the amount of various compensation elements in proportion to total compensation, see the NEO pay mix charts in the “Aligning Pay with Performance” section on page 35.

Outstanding Equity Awards at 2019 Year-End

The following table sets forth information concerning unexercised Company stock options and stock awards that have not vested for each of our NEOs as of December 31, 2019:

	Option Awards (1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		Exercisable	Unexercisable
Richard G. Kyle	02/09/2012	26,200	-	$37.31	02/09/2022	02/11/2016 (2)	7,169	$403,686	-	-
	02/07/2013	30,800	-	$40.56	02/07/2023	02/13/2017 (2)	9,175	$516,644	-	-
	02/13/2014	108,800	-	$41.15	02/13/2024	02/12/2018 (2)	13,988	$787,664	-	-
	02/12/2015	111,050	-	$41.79	02/12/2025	02/12/2018 (3)	-	-	93,200	$5,248,092
	02/11/2016	137,850	45,950	$27.75	02/11/2026	02/12/2019 (2)	20,775	$1,169,840	-	-
	02/13/2017	58,875	58,875	$45.35	02/13/2027	02/12/2019 (3)	-	-	51,900	$2,922,489
	02/12/2018	30,325	90,975	$44.65	02/12/2028
	02/12/2019	-	138,425	$42.60	02/12/2029
Philip D. Fracassa	02/07/2013	4,500	-	$40.56	02/07/2023	02/11/2016 (2)	1,588	$89,420	-	-
	02/13/2014	19,400	-	$41.15	02/13/2024	02/13/2017 (2)	2,038	$114,760	-	-
	02/12/2015	24,525	-	$41.79	02/12/2025	02/12/2018 (2)	3,394	$191,116	-	-
	02/11/2016	30,450	10,150	$27.75	02/11/2026	02/12/2018 (3)	-	-	22,600	$1,272,606
	02/13/2017	13,012	13,013	$45.35	02/13/2027	02/12/2019 (2)	5,225	$294,220	-	-
	02/12/2018	7,350	22,050	$44.65	02/12/2028	02/12/2019 (3)	-	-	13,050	$734,846
	02/12/2019	-	34,825	$42.60	02/12/2029
Christopher A. Coughlin	02/07/2013	30,800	-	$40.56	02/07/2023	02/11/2016 (2)	2,244	$126,360	-	-
	02/13/2014	35,400	-	$41.15	02/13/2024	02/13/2017 (2)	2,875	$161,891	-	-
	02/12/2015	34,725	-	$41.79	02/12/2025	02/12/2018 (2)	4,388	$247,088	-	-
	02/11/2016	43,106	14,369	$27.75	02/11/2026	02/12/2018 (3)	-	-	29,150	$1,641,437
	02/13/2017	18,412	18,413	$45.35	02/13/2027	02/12/2019 (2)	6,125	$344,899	-	-
	02/12/2018	9,481	28,444	$44.65	02/12/2028	02/12/2019 (3)	-	-	15,275	$860,135
	02/12/2019	-	40,750	$42.60	02/12/2029
Ronald J. Myers	02/07/2013	5,700	-	$40.56	02/07/2023	02/11/2016 (2)	457	$25,734	-	-
	02/13/2014	3,900	-	$41.15	02/13/2024	02/13/2017 (2)	913	$51,411	-	-
	02/11/2016	-	2,888	$27.75	02/11/2026	02/12/2018 (2)	1,388	$78,158	-	-
	02/13/2017	5,837	5,838	$45.35	02/13/2027	02/12/2018 (3)	-	-	9,250	$520,868
	02/12/2018	3,012	9,038	$44.65	02/12/2028	02/12/2019 (2)	2,350	$132,329	-	-
	02/12/2019	-	15,675	$42.60	02/12/2029	02/12/2019 (3)	-	-	5,875	$330,821
Andreas Roellgen	02/07/2013	2,600	-	$40.56	02/07/2023	02/11/2016 (2)	457	$25,734	-	-
	02/13/2014	3,200	-	$41.15	02/13/2024	02/13/2017 (2)	538	$30,295	-	-
	02/12/2015	6,975	-	$41.79	02/12/2025	08/21/2017 (4)	10,000	$563,100	-	-
	02/11/2016	8,662	2,888	$27.75	02/11/2026	02/12/2018 (2)	919	$51,749	-	-
	02/13/2017	3,425	3,425	$45.35	02/13/2027	02/12/2018 (3)	-	-	6,100	$343,491
	02/12/2018	1,981	5,944	$44.65	02/12/2028	02/12/2019 (2)	1,300	$73,203	-	-
	02/12/2019	-	8,525	$42.60	02/12/2029	02/12/2019 (3)	-	-	3,200	$180,192

(1)	All option awards shown are nonqualified stock options that vest 25% per year over the four-year period from the date of grant.

(2)	Time-based restricted stock units vest 25% per year over the four-year period from the date of grant.

(3)

Performance-based restricted stock units vest at the end of the three-year performance cycle based on the achievement of performance objectives. For the performance-based restricted stock units granted on February 12, 2018, amounts are shown at maximum due to actual performance during the period to date. The amounts shown for the performance-based restricted stock units granted on February 12, 2019 are shown at target.

(4)	Deferred restricted shares vest 100% on the fifth anniversary of the date of grant.

The market value of the stock awards shown in the table above was determined based upon the closing price of our common shares on December 31, 2019, which was $56.31.

2019 Option Exercises and Stock Vested

The following table sets forth information with respect to the exercise of stock options by and vesting of other equity-based awards for our NEOs during 2019:

	Option Awards		Stock Awards (2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting

Richard G. Kyle	17,000	$300,560	109,343	$5,859,441

Philip D. Fracassa	11,600	$187,479	24,296	$1,300,889

Christopher A. Coughlin	53,800	$857,027	34,210	$1,833,165

Ronald J. Myers	21,650	$361,576	10,408	$562,600

Andreas Roellgen	5,980	$79,050	6,476	$345,947

(1)

The value realized on the exercise of stock options is the difference between the exercise price and the fair market value of our common shares at the time of exercise. Fair market value is determined by a real-time trading quote from the NYSE at the time of exercise.

(2)

Stock awards include time-based restricted stock units and performance-based restricted stock units. The value realized on vesting for performance-based restricted stock units is the number of shares that vested in 2019 multiplied by the fair market value of our common shares on the date of vesting. Fair market value for performance-based restricted stock units is determined by the average of the high and low price of our common shares on the date of vesting, which is the date that the Compensation Committee approves the performance score payout associated with such award.

2019 Pension Benefits Table

Year-over-year changes in pension values in the 2019 Summary Compensation Table are influenced by plan participation, age, length of service, and changes in annual cash compensation, as well as external factors such as changes to mortality assumptions and interest rates. The increase in actuarial pension values from 2018 to 2019 was primarily driven by the current environment of low interest rates. Effective December 31, 2022, eligible U.S. participants will cease to accrue pension benefits under the Company’s primary U.S. defined benefit pension plans.

The following table sets forth the number of years of credited service and actuarial present value of the defined benefit pension plans for our NEOs as of December 31, 2019 (see the “Retirement Programs” section on page 47 for additional details of the material features of these plans):

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)
Richard G. Kyle (2)	Supplemental Pension Plan Pension Plan	13.7 -	$11,427,000 -
Philip D. Fracassa (2)	Supplemental Pension Plan Pension Plan	14.2 -	$4,874,000 -
Christopher A. Coughlin	Supplemental Pension Plan Pension Plan	35.5 35.5	$6,431,000 $1,105,000
Ronald J. Myers	Supplemental Pension Plan Pension Plan	37.6 37.6	$933,000 $1,244,000
Andreas Roellgen (3)	Europe Executive Plan FRIP	15.3 22.3	$813,000 $181,000

(1)

The “Present Value of Accumulated Benefit” is the present value of pension benefits earned as of December 31, 2019 that would be payable under that plan for the life of the executive, beginning at age 62. See Note 14 – Retirement Benefit Plans in the Notes to the Consolidated Financial Statement in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2019 for details about the assumptions used to determine present value.

(2)	Because neither Mr. Kyle nor Mr. Fracassa were employed by the Company as of December 31, 2003, they did not accumulate any service under the Pension Plan.

(3)

Because Mr. Roellgen is based in Colmar, France, he is not eligible for either the Pension Plan or the Supplemental Pension Plan. Instead, Mr. Roellgen is a participant in the FRIP and the Europe Executive Plan. Mr. Roellgen had earned 15.3 years of service under the Europe Executive Plan when his accumulation of years of service under such plan was frozen at the end of 2012. Mr. Roellgen’s compensation is based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen into dollars for purposes of this table was €1.00 = $1.1213, which was the applicable exchange rate as of December 31, 2019.

2019 Nonqualified Deferred Compensation

The table below sets forth information regarding Deferred Compensation Plan contributions, earnings and withdrawals during 2019 and the account balances as of December 31, 2019 for the NEOs:

Name	Executive Contributions in 2019 (1)	Company Contributions in 2019 (1)	Aggregate Earnings in 2019 (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2019 (3)

Richard G. Kyle	$157,846	-	$24,709	-	$473,684

Philip D. Fracassa	$88,829	$78,592	$35,230	-	$657,888

Christopher A. Coughlin	-	-	-	-	-

Ronald J. Myers	-	-	$13,093	-	$213,671

Andreas Roellgen	-	-	-	-	-

(1)

Amounts shown as executive contributions or Company contributions in 2019, if any, were reported in the 2019 Summary Compensation Table (for base salary) or in the 2018 Summary Compensation Table (for payments made under the annual cash incentive plan).

(2)

This column includes interest earned from cash deferrals. The earnings during this year and previous years were not above market or preferential; therefore, these amounts were not included in the 2019 Summary Compensation Table.

(3)

Includes $217,675 for Mr. Kyle, $375,990 for Mr. Fracassa, and $87,237 for Mr. Myers that was previously reported as compensation in Summary Compensation Tables for prior years (or would have been if the recipient had been an NEO in such year).

The Deferred Compensation Plan allows certain employees, including the U.S.-based NEOs, to defer receipt on a pre-tax basis of a portion of their salary, employee or Company 401(k) or core defined contributions in excess of tax limits and/or incentive compensation payable in cash until a specified point in the future. Cash deferrals earn interest quarterly at a rate equal to the prime rate plus one percent. For further information, see the “Deferred Compensation” section on page 49.

Potential Payments Upon Termination or Change in Control

We have entered into severance agreements with each of the NEOs that provide for compensation in the event of termination of employment under certain circumstances (the “Severance Agreements”). In addition, the NEOs are entitled to post-termination payments or benefits under agreements entered into under the Long-Term Incentive Plan, the Predecessor Long-Term Incentive Plan, and our retirement and benefit plans in certain situations. The following circumstances would trigger post-termination payments to the NEOs: change in control followed by certain events described below; involuntary termination without cause; retirement; permanent disability and death. All scenarios are assumed to have occurred on December 31, 2019.

Change in Control

Under the Severance Agreements with the NEOs, when certain events occur, such as a reduction in the NEO’s responsibilities or base salary, or termination of the NEO’s employment without cause, within a specified number of years following a change in control of the Company (as defined in the Severance Agreements), each NEO will be entitled to receive a lump sum payment in an amount equal to a multiple (that is set forth in the table below for the respective NEO) of the sum of: (1) the greater of (a) the NEO’s annual base salary in effect prior to the termination and (b) the NEO’s annual base salary in effect prior to the change in control; plus (2) the greater of (a) the NEO’s target annual cash incentive compensation for the year in which the NEO terminates employment and (b) the NEO’s target annual cash incentive compensation for the year in which the change in control occurs. For Mr. Roellgen, the amount is reduced by any severance payments he is entitled to receive under French law.

NEO	Change In Control Multiple	Additional Service Years
Mr. Kyle	3.0x	3 years
Mr. Fracassa	3.0x	3 years
Mr. Coughlin	3.0x	3 years
Mr. Myers	2.0x	-
Mr. Roellgen	1.5x	-

In addition, each U.S.-based NEO who is eligible for a supplemental retirement benefit would receive a lump sum amount. The lump sum amount is determined by calculating the benefit under each of the Pension Plan and the Supplemental Pension Plan assuming the NEO continued to earn service for the number of years designated in the table above until December 31, 2022, with annual earnings during those years equal to the compensation described above. The lump sum amount is reduced by the lump sum equivalent of the benefit otherwise payable from the Pension Plan. This lump sum is determined based on the mortality table and interest rate promulgated by the IRS under Section 417(e)(3) of the Code.

U.S.-based NEOs also would receive contributions that would have been made to the SIP Plan and the Post-Tax Savings Plan during the change in control period designated in the table above.

At the time the conditions are met after a change in control, any unvested equity-based grants would vest and become nonforfeitable and the NEO would have three years to exercise all stock options. Performance-based restricted stock units would vest based on actual performance through the most recent date prior to the change in control. In the event of a change in control, the amounts payable under the Severance Agreements would become secured by a trust arrangement. As consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the NEOs, and (where legally permissible) a customary release of claims against the Company. The U.S.-based NEOs also would be entitled to continuation of health and welfare benefits through the applicable severance period (in other words, a number of years equal to the change in control multiple in the table above) and career outplacement services (or French unemployment benefits in the case of Mr. Roellgen).

None of the Severance Agreements with the NEOs contains an excise tax gross-up provision.

Voluntary Termination

If an NEO voluntarily terminates his or her employment with the Company, we generally provide no enhanced termination benefits such as severance, benefits, perquisites or vesting of any equity-based grants, although the Compensation Committee reserves the right to make adjustments where warranted.

Involuntary Termination With Cause

The Company provides no standard severance, benefits, perquisites or vesting of any equity-based grants in the case where an NEO is terminated by the Company with cause. As provided in the Severance Agreements, termination with cause can occur only in the event that the NEO has committed any of the following: an intentional act of fraud, embezzlement or theft in connection with his duties with the Company; intentional wrongful disclosure of secret processes or confidential information of the Company or a Company subsidiary; or intentional wrongful engagement in any Competitive Activity (as defined in the Severance Agreements) that would constitute a material breach of the NEO’s duty of loyalty to the Company (or a Company subsidiary as applicable).

If the Company terminates an NEO’s employment for cause, no benefit is payable under the Excess Benefit Agreements.

Involuntary Termination Without Cause

In the case of an involuntary termination without cause other than in connection with a change in control, each NEO is entitled to a lump sum severance payment equal to a multiple (that is set forth in the table below for the respective NEO) of the sum of: (1) the NEO’s base salary and (2) an amount equal to the highest annual cash incentive payout percentage during the preceding five years (not to exceed 100%) multiplied by the target annual cash incentive compensation for the year in which the NEO is terminated (or, for Mr. Roellgen, the actual annual cash incentive compensation earned for the full year in which he is terminated). For Mr. Roellgen, the amount is reduced by any severance payments he is entitled to receive under French law. As consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the NEOs, and (where legally permissible) a customary release of claims against the Company. Each NEO also is entitled to continuation of certain health and welfare benefits through the applicable severance period (in other words, a number of years equal to the applicable multiple in the table below) and career outplacement services (or French unemployment benefits in the case of Mr. Roellgen). Equity-based grants vest through the period of time equal to one year multiplied by the severance multiple in the table below in the case of an involuntary termination without cause, with up to three years to exercise stock options.

NEO	Severance Multiple
Mr. Kyle	2.0x
Mr. Fracassa	1.5x
Mr. Coughlin	1.5x
Mr. Myers	1.0x
Mr. Roellgen	1.0x

The values shown in the Termination Scenarios table below for the retirement benefits (where eligible) are payable in the same form and manner as described in the “Retirement Programs” discussion on pages 47-49. In the event of involuntary termination without cause, the benefit is determined and payable as described in the “Retirement Programs” discussion on pages 47-49, but with up to two additional years of service credit.

Retirement

“Retirement” for purposes of grants to NEOs under the Predecessor Long-Term Incentive Plan means either: (1) voluntary termination of the NEO at or after age 62; or (2) retirement after the NEO has reached age 55 and has accrued at least 15 years of continuous service, with the consent of the Board or the Committee. Treatment of equity awards for NEOs who retire includes normal vesting of Predecessor Long-Term Incentive Plan awards as if the officer had remained in the continuous employ of the Company (except performance-based restricted stock units, which are prorated and paid at the end of the performance period).

Amounts shown in the retirement column in the Termination Scenarios table below for “Retirement Benefits” are for NEOs who are eligible to retire under the Pension Plan or under an individual Excess Benefit Agreement as of December 31, 2019 assuming the NEOs immediately retire. The amounts shown are in addition to the corresponding amounts reflected in the 2019 Pension Benefits Table on page 59 (which assumes retirement of the NEO at age 62). See the “Retirement Programs” section on page 47 for additional details.

Death or Permanent Disability

“Permanent Disability” occurs if an NEO qualifies for permanent disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program.

Benefits for U.S.-based NEOs who die while actively employed are payable to the surviving spouse from the defined benefit pension plans at the NEO’s normal retirement date (or on a reduced basis at an early retirement date). The benefit is equal to 50% of the benefit payable as if such NEO had terminated employment on the date of his death, survived to the payment date (as elected by spouse), elected the 50% joint and survivor form of payment, and died the next day. If the U.S.-based NEO has at least 15 years of service at time of death, the benefit is equal to 50% of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction.

All equity-based Long-Term Incentive Plan and Predecessor Long-Term Incentive Plan grants immediately vest in the event of death or permanent disability, except performance-based restricted stock units, which are prorated and paid at the end of the performance period. In the case of disability, the employee has up to five years to exercise stock options. In the case of death, the survivor has up to five years to exercise stock options.

Termination Scenarios

Mr. Kyle

	Voluntary Resignation	Termination With Cause	Retirement(5)	Death & Disability	Termination Without Cause	Change in Control

Cash Severance (1)	-	-	-	-	$4,319,334	$6,479,001

Equity (2)	-	-	-	$13,340,547	$11,190,526	$12,573,611

Retirement Benefits (3)	-	-	-	-	$1,317,000	$3,831,000

Other Benefits (4)	-	-	-	-	$79,500	$79,500

Total	-	-	-	$13,340,547	$16,906,360	$22,963,112

Mr. Fracassa

	Voluntary Resignation	Termination With Cause	Retirement(5)	Death & Disability	Termination Without Cause	Change in Control

Cash Severance (1)	-	-	-	-	$1,466,785	$2,933,570

Equity (2)	-	-	-	$3,227,725	$2,569,936	$3,034,755

Retirement Benefits (3)	-	-	-	-	-	$1,116,000

Other Benefits (4)	-	-	-	-	$79,500	$79,500

Total	-	-	-	$3,227,725	$4,116,221	$7,163,825

Mr. Coughlin

	Voluntary Resignation	Termination With Cause	Retirement(5)	Death & Disability	Termination Without Cause	Change in Control

Cash Severance (1)	-	-	-	-	$1,438,960	$2,877,920

Equity (2)	-	-	-	$4,063,616	$3,275,490	$3,837,672

Retirement Benefits (3)	-	-	$485,000	-	-	$229,000

Other Benefits (4)	-	-	-	-	$79,500	$79,500

Total	-	-	$485,000	$4,063,616	$4,793,950	$7,024,092

Mr. Myers

	Voluntary Resignation	Termination With Cause	Retirement(5)	Death & Disability	Termination Without Cause	Change in Control

Cash Severance (1)	-	-	-	-	$615,049	$1,230,098

Equity (2)	-	-	-	$1,345,640	$794,801	$1,110,813

Retirement Benefits (3)	-	-	$77,000	-	-	-

Other Benefits (4)	-	-	-	-	$26,500	$53,000

Total	-	-	$77,000	$1,345,640	$1,436,350	$2,393,911

Mr. Roellgen (6)

	Voluntary Resignation	Termination With Cause	Retirement(5)	Death & Disability	Termination Without Cause	Change in Control

Cash Severance (1)	-	-	-	-	$448,804	$673,206

Equity (2)	-	-	-	$1,402,222	$521,827	$1,236,708

Retirement Benefits (3)	-	-	-	-	-	-

Other Benefits (4)	-	-	-	-	$20,319	$20,319

Total	-	-	-	$1,402,222	$990,950	$1,930,233

(1)	“Cash Severance” amounts are determined by multiples of annual pay provided in the Severance Agreements.

(2)

“Equity” includes deferred shares, time-based restricted stock units, performance-based restricted stock units and stock option grants. Equity-based grants immediately vest in the event of a change in control (as defined in the Severance Agreements) based on actual performance through the most recent date prior to the change in control followed by certain termination events previously described or at the time of death or permanent disability. Outside of the change in control context, equity-based grants vest through the period of time represented by the severance multiple in the case of an involuntary termination. All full-value awards are valued at the closing price of our common shares on December 31, 2019, which was $56.31. All stock options are valued based on the difference between the above closing stock price and the exercise price (or zero if the difference is negative), times the number of unvested stock options that would accelerate, as provided for in the Severance Agreements. Beginning with the Predecessor Long-Term Incentive Plan grant for 2012, we modified our equity grant agreements to require double-trigger vesting for awards in the event of a qualifying termination following a change in control.

(3)

“Retirement Benefits” for eligible NEOs represent the value of additional benefits earned under the qualified and supplemental plans as a result of retirement, termination without cause, or a qualifying termination following a change in control.

(4)

“Other Benefits” consist of continuation of health and welfare benefits through the severance period, with estimated values for U.S.-based NEOs of $16,500 per year and for Mr. Roellgen of $730 per year, plus outplacement services (if elected) with estimated values of $10,000 per year for U.S.-based NEOs and $19,600 per year for Mr. Roellgen.

(5)

Values are shown under the retirement scenario for only those NEOs who were eligible for early retirement as defined in the applicable retirement plan as of December 31, 2019, and reflect the incremental present value above what they would receive at normal retirement age. As of December 31, 2019, Mr. Coughlin and Mr. Myers both were eligible for early retirement as defined in the applicable retirement plan.

(6)

Mr. Roellgen’s compensation is generally based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Roellgen into dollars was €1.00 = $1.1195, which was calculated by averaging monthly exchange rates for the calendar year.

Equity Compensation Plan Information

The table below sets forth information as of December 31, 2019 regarding the Predecessor Long-Term Incentive Plan and the Long-Term Incentive Plan. Under the Predecessor Long-Term Incentive Plan and Long-Term Incentive Plan, we have made equity compensation available to Directors, officers and other employees of the Company. The Predecessors Long-Term Incentive Plan and Long-Term Incentive Plan were approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)

Equity compensation plans approved by security holders (4)	4,018,058	$40.09	10,000,000

Equity compensation plans not approved by security holders	-	-	-

Total:	4,018,058	$40.09	10,000,000

(1)

The amount shown in column (a) includes the following: nonqualified stock options – 2,913,272; deferred shares – 105,668; performance-based restricted stock units – 664,773 (assuming payout levels at target and settlement in shares; at maximum payout levels for performance-based restricted stock units, an additional 664,773 shares would be issued); and time-based restricted stock units – 334,345 (assuming settlement in shares).

(2)	The weighted average exercise price in column (b) includes nonqualified stock options only.

(3)

The amount shown in column (c) represents common shares remaining available under the Long-Term Incentive Plan, under which the Compensation Committee is authorized to make awards of common shares, nonqualified stock options, incentive stock options, appreciation rights, restricted shares, deferred shares, performance shares, performance units and restricted stock units. Awards may be credited with dividend equivalents payable in the form of cash or common shares. In addition, under the Long-Term Incentive Plan, nonemployee Directors are eligible for awards of restricted shares, restricted stock units, common shares and option rights. In 2019, the Long-Term Incentive Plan was approved by shareholders at the annual meeting of shareholders authorizing 10,000,000 shares of common stock that may be issued. Shares from the Predecessor Long-Term Incentive Plan are no longer available to be issued. Under the Long-Term Incentive Plan, for any award that is not an option right or a stock appreciation right, 3.5 common shares are subtracted from the maximum number of common shares available under the plan for every common share granted under the award. For awards of option rights and stock appreciation rights, however, only one common share is subtracted from the maximum number of common shares available under the plan for every common share granted.

(4)

The Company also maintains the Director Deferred Compensation Plan and the Deferred Compensation Plan pursuant to which Directors and other employees, respectively, may defer receipt of incentive compensation payable in common shares (other than restricted shares or options) authorized for issuance under the Long-Term Incentive Plan. The table does not include separate information about these plans because they merely provide for the deferral, rather than the issuance, of common shares.

CEO PAY RATIO

For 2019, the ratio of our CEO’s annual total compensation (“CEO Compensation”) to the median of the annual total compensation of all of our employees (other than our CEO and the Excluded Employees (as defined below)) as described below (“Median Annual Compensation”), commonly referred to as the “CEO Pay Ratio”, was 229 to 1.

This CEO Pay Ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below, but there may be a degree of imprecision due to the permitted use of reasonable estimates and assumptions in preparing this CEO Pay Ratio disclosure. In this summary, we refer to the employee who received our Median Annual Compensation as our “Median Employee.” For purposes of this disclosure, the date used to identify our Median Employee was October 1, 2019. We did not use the same Median Employee to calculate the CEO Pay Ratio for 2019 that we identified for the calculation in 2018 (the “2018 Median Employee”). From 2018 to 2019, the 2018 Median Employee saw a meaningful reduction in hours worked leading to significant changes to such employee’s overall compensation. This caused us to reasonably believe that such employee’s compensation would no longer be properly representative for CEO Pay Ratio purposes. The year-over-year change to the CEO Pay Ratio from 2018 to 2019 was primarily driven by the increase in the CEO’s actuarial pension value from 2018 to 2019, which was largely attributable to the current environment of low interest rates, and not the change in the employee we designated as our Median Employee.

For purposes of this CEO Pay Ratio disclosure, CEO Compensation was $11,879,251, which represents the total compensation reported for our CEO in the 2019 Summary Compensation Table. Also

for purposes of this CEO Pay Ratio disclosure, Median Annual Compensation was $51,873, which was calculated by totaling all applicable elements of compensation that our Median Employee earned during the 2019 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify our Median Employee, we utilized the consistently applied compensation measure of “target total direct compensation” for the period from January 1, 2019 to December 31, 2019, which measure consisted of the sum of annual base pay plus the targeted value of annual and long-term incentives. For hourly workers, annual base pay was calculated using a reasonable estimate of hours worked during 2019 multiplied by the applicable hourly rate. In addition, we annualized the total compensation (based on reasonable assumptions and estimates relating to our employee compensation program) for any employees (full-time and part-time) that commenced employment with the Company after January 1, 2019. To establish our employee pool, as permitted by the applicable SEC rules, we excluded 8424 non-U.S employees (the “Excluded Employees”) from our total global workforce of 16,947 employees as of October 1, 2019 who were employed in locations that individually represented less than 5% of our total global workforce from our Median Employee determination process to arrive at a pool of 16,105 employees (this pool, excluding the Excluded Employees and the CEO, is hereinafter referred to as the “Employee Pool”). The Employee Pool does not include any independent contractors or “leased” workers and excludes employees of businesses acquired by us in 2019, as permitted by the applicable SEC rules. We next calculated the median target total direct compensation for our Employee Pool and identified the subset of employees who were paid within a 1% range of such median (the “Comparison Group”). Finally, we selected a representative employee from the Comparison Group as our Median Employee and determined our Median Employee’s Median Annual Compensation as described above. We did not utilize any cost-of-living adjustments for purposes of this CEO Pay Ratio disclosure. Our Median Employee holds a position in our operations group in the United States.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT

OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP, an independent registered public accounting firm, to perform the audit of our financial statements and our internal control over financial reporting for the 2020 fiscal year. Ernst & Young has acted as our independent accounting firm for over 100 years. We believe the long tenure of Ernst & Young’s audit relationship with us is beneficial as Ernst & Young has developed significant expertise and experience with our business, accounting policies and practices and our internal control over financial reporting, which we believe allows for a higher quality audit and a competitive fee structure.

The appointment of Ernst & Young as our independent auditor is not required to be submitted to a vote of our shareholders for ratification. However, the Board of Directors believes that obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote in favor of the appointment of Ernst & Young, the Audit Committee will reconsider whether to retain Ernst & Young and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

The affirmative vote of a majority of the votes cast on this matter is necessary to ratify the appointment of Ernst & Young. Abstentions will not be counted for determining whether this matter is approved. Because the ratification of the appointment of Ernst & Young is a routine matter, we do not expect any broker non-votes with respect to this matter.

4 The Excluded Employees include the following number of employees from the following countries: (a) Italy – 660 employees; (b) Brazil – 105 employees; (c) Mexico – 63 employees; (d) Israel – 7 employees; (e) Colombia – 3 employees; (f) Philippines – 2 employees; (g) Egypt – 1 employee; and (h) Tanzania – 1 employee.

Representatives of Ernst & Young are expected to be present at the 2020 Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR FOR THE 2020 FISCAL YEAR.

Auditor

Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to us in 2019 and 2018:

	2019	2018

Audit Fees:

Consolidated financial statements	$3,344,000	$3,614,000

New accounting standards and method changes	$97,000	$165,000

Statutory audits and SEC filings	$431,600	$483,400

Total Audit Fees	$3,872,600	$4,262,400

Audit-Related Fees:

Total Audit-Related Fees	-	-

Tax Fees:

Tax compliance	$113,968	$112,486

Tax advisory and transfer pricing	$1,083,566	$942,841

Total Tax Fees	$1,197,534	$1,055,327

All Other Fees:

Publications and online subscriptions/content	$7,200	$7,200

Total Other Fees	$7,200	$7,200

Total Fees	$5,077,334	$5,324,927

The Audit Committee has adopted policies and procedures requiring pre-approval of all services provided by the independent auditor. Other than services pre-approved in connection with the annual engagement of the independent auditor, all services to be provided by the independent auditor must be, and have been, pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Additionally, the Audit Committee has pre-approved the provision of a limited number of specific services that do not require further action by the Audit Committee. The Audit Committee has delegated its pre-approval authority to one of its members who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

The Audit Committee has reviewed and discussed with management and our independent auditor the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The Audit Committee also has discussed with our independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from our independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, has discussed with our independent auditor such independent auditor’s independence, and has considered the compatibility of non-audit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

James F. Palmer (Audit Committee Chair)

Maria A. Crowe

Christopher L. Mapes

Ajita G. Rajendra

Frank C. Sullivan

PROPOSAL NO. 4: SHAREHOLDER PROPOSAL – MAKE SHAREHOLDER RIGHT TO CALL SPECIAL MEETING MORE ACCESSIBLE

A shareholder, whose name, address and share ownership are available upon request as described on page 74, has notified the Company of his intention to offer the following proposal for consideration of our shareholders at the 2020 Annual Meeting of Shareholders.

Resolved, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give the owners of a total of 10% of our outstanding common stock the power to call a special shareowner meeting (or the closest percentage to 10% according to state law). This proposal does not impact our board’s current power to call a special meeting. Timken shareholders permanently lack the right to act by written consent.

Adoption of this proposal topic could include a provision that a 20% stock ownership threshold would apply if a single shareholder calling for a special meeting owned 10% or more of Timken stock.

Special shareholder meetings allow shareholders to vote on important matters, such as electing new directors that can arise between annual meetings.

Meanwhile 5 directors had 16- to 33-years long-tenure - long-tenure which erodes director independence:

John Timken	33-years
John Luke	20-years
Jacqueline Woods	19-years
Ward Timken	17-years
Frank Sullivan	16-years

Independence can be the most important attribute in a director. These directors, with eroded independence, also had a big influence on our 3 most important Board committees – controlling 6 positions.

This proposal topic, sponsored by William Steiner, won 78% support at a Sprint annual meeting.

It is important that our company goes the extra mile and adopts an ownership threshold of 10%. Some companies have adopted an ownership threshold of 25% which can be out of reach. Nothing can be more frustrating than to seemingly have a right and then find out that the right is out of reach.

The current ownership threshold of 25% can mean that more than 50% of shareholders must be contacted during the prescribed short window of time to simply call a special meeting. Plus many shareholders, who are convinced that a special meeting should be called, can make a small paperwork error that will disqualify them from counting toward the 25% ownership threshold that is needed for a special meeting.

Plus we permanently lack a right to act by written consent since Timken is incorporated in Ohio. Unfortunately Ohio is a state that fails to give shareholders any right to act by written consent.

Any claim that a shareholder right to call a special meeting can be costly - may be moot. When shareholders have a good reason to call a special meeting - our board should be able to take positive responding action to make a special meeting unnecessary.

Please vote yes:

Make Shareholder Right to Call Special Meeting More Accessible-Proposal 4

THE BOARD OF DIRECTORS’ RESPONSE TO THE SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

After careful consideration, the Board has concluded that this proposal is not in the best interests of the Company and its shareholders. Our strong corporate governance practices, including the existing right of our shareholders to call a special meeting with a reasonable 25% ownership threshold, already ensure our Board and management remain accountable to our shareholders. The Board believes the current 25% threshold strikes an appropriate balance between granting shareholders the right to call special meetings when appropriate and protecting all of our shareholders’ interest in promoting the appropriate use of Company resources.

Our Shareholders Already Have the Right to Call Special Shareholder Meetings

The Board recognizes the importance of having in place strong corporate governance practices that ensure that the Company is responsive to the concerns of our shareholders. As such, our Amended Regulations already provide that shareholders who together hold at least 25% of the Company’s outstanding common shares can call a special meeting. A threshold of 25% or higher is in line with practices at a majority of publicly traded companies that offer shareholders the right to call special meetings. Our Amended Regulations do not qualify this right by utilizing exclusionary or prohibitive language. We also have regular dialogue with our shareholders, large and small, regarding important issues relating to our business and items of interest to our shareholders. Other than the proponent, none of our shareholders have ever indicated to us that our current requirement for shareholders to call a special meeting is burdensome.

A 10% Ownership Threshold Could Give a Small Group of Shareholders with Special Interests a Disproportionate Amount of Influence Over the Company’s Affairs

Special meetings should only be utilized for unusual circumstances that are time sensitive and of interest to all or most of our shareholders and not for business that can be more appropriately addressed through other available means. Reducing the threshold to call a special meeting to 10% could lead to abuse by just a few shareholders with special interests and individual agendas who may call special meetings to pursue matters that may not be in the best interests of the Company or our shareholders generally.

The inability of a special meeting proponent to convince holders of at least 25% of our common shares to support a special meeting could provide a strong indication that our shareholders are not interested in the topic, do not believe that the proposed action requires immediate attention, or do not think a special meeting is warranted. When important matters are brought to the attention of the Board, it considers the issues carefully and determines a recommended course of action for shareholder consideration, including calling a special meeting, if appropriate. Unlike a shareholder with a special interest or agenda, our Directors have a fiduciary duty to represent the best interests of all of our shareholders and are mindful of that duty in determining whether to call a special meeting.

Moreover, convening a meeting of shareholders is not an insignificant or inexpensive effort. Organizing and preparing for a special meeting imposes substantial legal and administrative costs on the Company and requires a significant commitment of time and focus from management, as well as the Board and our shareholders. As such, the Board believes the current 25% threshold strikes the right balance between the ability of our shareholders to call a special meeting when appropriate and the interests of our shareholders and the Company in promoting the appropriate use of the Company’s resources.

We Have Established Governance Practices and Mechanisms to Ensure Accountability of the Board and Management to Shareholders

Shareholders already have various opportunities for engagement with management and the Board in addition to their existing right to call a special meeting and we invite such engagement and dialogue. We maintain open lines of communication with our shareholders and had approximately 425 contacts with our shareholders during 2019. We also host or participate in several investor conferences throughout the year and have an annual meeting where shareholders are invited to participate and share any feedback they have regarding the Company’s operations and governance practices.

In addition, the Board believes that this proposal should be evaluated in the context of the Company’s overall commitment to strong corporate governance that is responsive to the views and concerns of the Company’s shareholders, which is evidenced by the following practices:

🌑	We have a declassified Board – all of our Directors are elected annually.
🌑	We have an independent Board Chairman.
🌑	The Board is comprised of a substantial majority of independent Directors (9 of 11 Directors are independent).
🌑	We have shown a strong commitment to Board refreshment with five new independent Directors added since 2014.
🌑	We align our Directors’ and executive officers’ interests with those of our shareholders through robust ownership requirements.
🌑	We have granted our shareholders proxy access with 3/3/20/20 parameters.
🌑	All Director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.
🌑

Our Directors are elected by a majority of votes cast and our Majority Voting Policy requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board.

🌑	Shareholders holding 25% of the Company’s common shares already have the right to call special meetings.

See page 23 for more details on the Company’s commitment to strong corporate governance.

Shareholders’ Rights to be Informed and to Vote on Significant Matters are Already Protected by State Law

Shareholders can also be assured that their right to be informed of and vote on significant matters is protected not only by their existing right to call special meetings, but also by state law and other rules and regulations. Ohio law provides that shareholders must be given the opportunity to vote on significant corporate actions such as: (a) mergers; (b) the sale or disposition of all or substantially all of the assets of a company; and (c) amendments to a company’s articles of incorporation or regulations that are reserved by law to be acted upon only by vote of the shareholders. Additionally, the listing standards of the NYSE similarly require us to seek shareholder approval for other significant matters, including the issuance of common shares in many circumstances, such as when such issuance would result in a change in control of the Company. Thus, the opportunity for shareholder votes on many important matters that may arise between annual meetings of shareholders is already well-established.

Contrary to the Proponent’s Assertions, Our Board Maintains Significant Independence

The proponent makes several assertions and intimations that have no clear connection to his proposal and with which we do not agree. For example, the proponent implies that our Board lacks independence. On the contrary, over 81% of our current Directors are independent (as defined by the NYSE listing standards). In addition, every standing committee member and every committee Chair is independent. The Nominating and Corporate Governance Committee routinely reviews Board and committee composition to help ensure that there is the right balance of experience, competencies and backgrounds to fulfill oversight obligations for our shareholders. As part of that process, the Nominating and Corporate Governance Committee regularly reviews whether any vacancies are expected due to retirement, refreshment or otherwise. While the Nominating and Corporate Governance Committee seeks to add new Directors who bring fresh perspectives to the Board (as evidenced by the addition of five new independent Directors since 2014), we believe that it is in the best interests of the Company and its shareholders to also retain longer-tenured Directors who have deep knowledge of our global operations and long-term strategy.

In light of the Company’s strong corporate governance practices, including our shareholders’ existing right to call a special meeting, as well as the ample alternatives already available for our shareholders to express their views and vote on important matters, the Board believes that the 10% threshold that would be imposed under this proposal is not in the best interests of the Company or its shareholders.

The affirmative vote of a majority of the votes cast is necessary for the approval of this proposal. Abstentions and broker non-votes will not be counted for determining whether the resolution is approved.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

OTHER INFORMATION

Admission to the Annual Meeting

For admission to the Annual Meeting, please bring your Notice of Annual Meeting of Shareholders (with your 11-digit control number) or a letter from your broker if your shares are held in street name.

Proxy Solicitation

The enclosed proxy is solicited by the Board of Directors, and the entire cost of solicitation will be paid by the Company. In addition to solicitation by mail, our officers and other employees, without extra remuneration, may solicit the return of proxies by any means of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee not to exceed $17,500 plus reasonable out-of-pocket expenses.

How Proxies will be Voted

On the record date of February 21, 2020, we had 75,813,422 outstanding common shares, each entitled to one vote upon all matters presented to the meeting. The presence in person or by proxy of not less than 50% of such shares shall constitute a quorum for purposes of the 2020 Annual Meeting of Shareholders.

Voting at the Meeting

Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR all of the Director nominees as indicated under Proposal No. 1, FOR Proposal No. 2, FOR Proposal No. 3 and AGAINST Proposal No. 4. The time limits established under our Amended Regulations for Non-Rule 14a-8 Proposals (as defined below) described under “Submission of Shareholder Proposals” also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. We do not know of any matters to be brought before the 2020 Annual Meeting except as indicated in the accompanying Notice of 2020 Annual Meeting of Shareholders and this Proxy Statement. However, if any other matters properly come before the meeting for action of which we did not have notice on or prior to February 10, 2020 or that applicable law otherwise permits proxies to vote on a discretionary basis, it is intended that the proxy holders may vote or act thereon in their discretion.

You may revoke your proxy at any time before the 2020 Annual Meeting of Shareholders by a later dated proxy received by us or by giving notice to us either in writing or at the meeting.

Corporate Election Services, Inc. (“CES”) will be responsible for tabulating the results of shareholder voting. CES will submit a total vote only, keeping all individual votes confidential. Representatives of CES will serve as inspectors of election for the 2020 Annual Meeting of Shareholders. Under Ohio law, our Amended Articles of Incorporation and Amended Regulations, properly executed proxies marked “abstain” and broker non-votes will be counted for purposes of determining whether a quorum has been achieved at the 2020 Annual Meeting of Shareholders.

Delinquent Section 16(a) Reports

Section 16(a) of the 1934 Act requires our executive officers and Directors, and persons who own more than ten percent of our common shares, to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure by any of the above-mentioned persons to file timely Section 16 reports.

Based solely upon our review of the reports of ownership and changes in ownership filed by our executive officers, Directors and greater-than-ten percent shareholders with the SEC, or written representations that no year-end forms were required to be filed, we are not aware of any instances of noncompliance, or late compliance, with such filings during the year ended December 31, 2019, except that one of our Section 16 officers, Shelly M. Chadwick, filed one late Form 4 covering an exempt disposition of Company common shares from our 401(k) plan. All participants in our 401(k) plan, including our Section 16 officers, are required to transfer any remaining balances in the employer stock fund to other fund options by December 31, 2022 to align with industry trends to remove investment in the employer’s stock as an option in a company-sponsored 401(k) plan.

Submission of Shareholder Proposals

We must receive by November 17, 2020 any proposal of our shareholders intended to be presented at the 2021 Annual Meeting of Shareholders and to be included in our proxy materials related to the 2021 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the 1934 Act. Such proposals should be submitted by certified mail, return receipt requested. A shareholder submitting a proposal outside the processes of Rule 14a-8 under the 1934 Act in connection with the 2021 Annual Meeting of Shareholders

(“Non-Rule 14a-8 Proposals”) must submit written notice of such proposal in accordance with Article I, Sections 12 and 14 of our Amended Regulations. In general, to be timely, a shareholder’s notice must be delivered to or received by our Vice President, General Counsel & Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting of shareholders. If the date of the 2021 Annual Meeting of Shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the 2020 Annual Meeting of Shareholders, then a shareholder’s notice must be delivered to our Vice President, General Counsel & Secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the 2021 Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of the 2021 Annual Meeting of Shareholders is first made. Our proxy related to the 2021 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after February 7, 2021. The summaries set forth immediately above are qualified in their entirety by our Amended Regulations and Rule 14a-8.

General

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of our common shares held through such brokerage firms. If your family has multiple accounts holding common shares, you already may have received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2019 promptly upon your written or oral request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

After April 1, 2020, we will furnish to each shareholder, upon written request and without charge, a copy of our Annual Report to Shareholders for the year ended December 31, 2019, including financial statements and schedules thereto, filed with the SEC. Requests should be addressed to Hansal N. Patel, Vice President, General Counsel & Secretary, The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720. The name, address and share ownership of the person submitting the shareholder proposal on page 69, may be obtained using the contact information above or by calling 234-262-3000.

APPENDIX A

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

Reconciliation of Net Income to Adjusted Net Income and EBITDA[1]	2019	2018	2017	2016	2016 As Reported[8]	2015 As Reported[8]
Net Sales	$3,789.9	$3,580.8	$3,003.8	$2,669.8	$2,669.8	$2,872.3
Net Income (Loss) Attributable to The Timken Company	362.1	302.8	203.4	140.8	152.6	(70.8)

Acquisition related charges	15.5	20.6	9.0	4.2	4.2	5.7

Corporate pension and other postretirement benefit related charges[2]	(4.1)	12.8	18.1	67.0	28.1	465.0

Impairment, restructuring and reorganization charges[3]	9.8	7.1	13.1	28.0	28.0	15.9

(Gain) loss on divestitures and sale of real estate	(4.5)	0.8	(3.6)	(0.5)	(0.5)	(28.7)

Property loss and related expenses[4]	7.6	-	-	-	-	-

Brazil legal matter	1.8	-	-	-	-	-

Tax Indemnification and related items	0.7	1.5	(1.0)	-	-	-

Health care plan modification costs	-	-	(0.7)	2.9	2.9	-

CDSOA income, net of expense	-	-	-	(59.6)	(59.6)	-

Fixed asset write-off	-	-	-	-	-	9.7

Noncontrolling interest	(0.5)	(1.3)	-	-	-	-

Provision for income taxes	(34.6)	(16.8)	(30.8)	(13.8)	0.5	(207.7)
Adjusted Net Income	$353.8	$327.5	$207.5	$169.0	$156.2	$189.1

Net income (loss) attributable to noncontrolling interest	12.6	2.7	(1.1)	0.3	0.3	2.8

Provision for income taxes (as reported)	97.7	102.6	57.6	60.5	69.2	(121.6)

Interest expense	72.1	51.7	37.1	33.5	33.5	33.4

Interest income	(4.9)	(2.1)	(2.9)	(1.9)	(1.9)	(2.7)

Depreciation and amortization expense[5]	159.9	146.0	135.8	130.2	130.2	130.2

Less: Noncontrolling interest	(0.5)	(1.3)	-	-	-	-

Less: Provision for income taxes	(34.6)	(16.8)	(30.8)	(13.8)	0.5	(207.7)
Adjusted EBITDA	$726.3	$646.5	$464.8	$405.4	$387.0	$438.9

Reconciliation of Diluted EPS to Adjusted EPS[1]	2019	2018	2017	2016	2016 As Reported[8]	2015 As Reported[8]
Diluted Earnings per Share (EPS)	$4.71	$3.86	$2.58	$1.78	$1.92	$(0.84)
Adjusted EPS	$4.60	$4.18	$2.63	$2.13	$1.97	$2.21
Diluted Shares	76,896,565	78,337,481	78,911,149	79,234,324	79,234,324	85,346,246

Reconciliation of Adjusted Net Operating Profit after Taxes	2019	2018	2017

Adjusted EBITDA	$726.3	$646.5	$464.8

Less: Depreciation and amortization expense[5]	159.9	146.0	135.8

Adjusted EBIT	$566.4	$500.5	$329.0

Adjusted tax rate	26.5%	26.5%	30.0%

Calculated income taxes	150.1	132.6	98.7
Adjusted net operating profit after taxes (ANOPAT)	$416.3	$367.9	$230.3

Reconciliation of Adjusted Invested Capital	2019	2018	2017	2016

Total debt	$1,730.1	$1,681.6	$962.3	$659.2

Total equity	1,954.8	1,642.7	1,474.9	1,310.9
Invested capital (Total debt + Total equity)	3,684.9	3,324.3	2,437.2	1,970.1
Invested capital (two-point average)	$3,504.6	$2,880.8	$2,203.7

Calculation of Return on Adjusted Invested Capital[6]	2019	2018	2017
ANOPAT	$416.3	$367.9	$230.3

Invested capital (two-point average)	3,504.6	2,880.8	2,203.7
Return on invested capital	11.9%	12.8%	10.5%

Reconciliation of Free Cash Flow[7]	2019

Net cash provided from operating activities	$550.1

Less: capital expenditures	140.6
Free cash flow	$409.5

1Management believes consolidated earnings before interest, taxes depreciation and amortization (EBITDA) is a non-GAAP measure that is useful to investors as it is representative of the Company’s performance and that it is appropriate to compare GAAP net income to consolidated EBITDA. Management also believes that non-GAAP measures of adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are useful to investors as they are representative of the Company’s core operations and are used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.

2Corporate pension and other postretirement benefit related charges primarily represent actuarial (gains) and losses that resulted from the remeasurement of plan assets and obligations as a result of changes in assumptions. The Company recognizes actuarial (gains) and losses through earnings in connection with the annual remeasurement in the fourth quarter, or on an interim basis if specific events trigger a remeasurement. Corporate pensions and other postretirement benefit related charges also include curtailments.

3Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) are related to: (i) plant closures; (ii) the rationalization of certain plants; (iii) severance related to cost reduction initiatives and (iv) related depreciation and amortization. The Company re-assesses its operating footprint and cost structure periodically, and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

4Property loss and related expenses represent property loss and related expenses during the year (net of insurance proceeds) resulting from property loss that occurred during the first quarter of 2019 at one of the Company’s warehouses in Knoxville, Tennessee and during the third quarter of 2019 at one of the Company’s warehouses in Yantai, China.

5Depreciation and amortization shown excludes depreciation recognized in reorganization charges, if any.

6The Company uses ANOPAT/Average Invested Capital as a non-GAAP ratio that indicates return on invested capital, which is useful to investors as a measure of return on their investment.

7Management believes that free cash flow is a non-GAAP measure that is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

82015-2016 results depicted above are as originally reported and prior to the adoption of mark-to-market accounting.

A-1

c/o Corporate Election Services P. O. Box 3230 Pittsburgh, PA 15230	V O T E B Y T E L E P H O N E

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.

V O T E B Y I N T E R N E T

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

V O T E B Y M A I L

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and Cast your vote: www.cesvote.com	Vote by Mail Return your proxy card in the Postage-Paid envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do NOT send your proxy by mail.

Proxy must be signed and dated below.

    Please fold and detach card at perforation before mailing.

THE TIMKEN COMPANY	PROXY / VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints John M. Timken, Jr.; Richard G. Kyle; and Hansal N. Patel; and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of THE TIMKEN COMPANY to be held at 4500 Mount Pleasant Street NW, North Canton, Ohio 44720, on May 8, 2020, at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and, in their discretion on such other matters as may properly come before the meeting, and/or if the undersigned is a participant in one or more of the Company’s or its subsidiaries’ employee share ownership plans and has stock of the Company allocated to his or her account(s), the undersigned directs the trustee(s) of such plan(s) likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated on the record date for such meeting in the manner specified on the reverse hereof at such meeting or any adjournment thereof, and in their discretion on such other matters as may properly come before the meeting.

Signature

Signature (if jointly held)

Date:

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 8, 2020 at 10:00 a.m. The Timken Company 4500 Mount Pleasant Street NW North Canton, OH 44720-5450 Telephone: (234) 262-3000

Parking:    Shareholders attending the meeting may park in the visitor lot in front of the Corporate Office building.

Note:   If your shares are held in street name, please bring a letter with you from your broker stating as such to the Annual Meeting.

For directions to the Annual Meeting, you may call 234-262-3000.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet you will receive notification that will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the Company in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

    Please fold and detach card at perforation before mailing.

THE TIMKEN COMPANY	PROXY / VOTING INSTRUCTION CARD

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

1.	Election of eleven Directors to serve for a term of one year:

Nominees:	(01)	Maria A. Crowe	(02)	Elizabeth A. Harrell	(03)	Richard G. Kyle	(04)	John A. Luke, Jr.

	(05)	Christopher L. Mapes	(06)	James F. Palmer	(07)	Ajita G. Rajendra	(08)	Frank C. Sullivan

	(09)	John M. Timken, Jr.	(10)	Ward J. Timken, Jr.	(11)	Jacqueline F. Woods

	❑	FOR all nominees listed above ❑ WITHHOLD AUTHORITY to vote for all nominees listed above

	To withhold authority to vote for individual Nominee(s), write the name(s) or number(s) on the line below:

2.	Approval, on an advisory basis, of our named executive officer compensation.

❑ FOR	❑	AGAINST	❑	ABSTAIN

3.	Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2020.

❑ FOR	❑	AGAINST	❑	ABSTAIN

The Board of Directors recommends a vote AGAINST proposal 4.

4.

Consideration of a shareholder proposal asking our Board of Directors to take the steps necessary to give holders in the aggregate of 10% of our outstanding common shares the power to call a special meeting of shareholders, if properly presented.

❑ FOR	❑	AGAINST	❑	ABSTAIN

❑	PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.